UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

February 12, 2007

MPLC, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other Jurisdiction of Incorporation)

34-51353 (Commission File Number)		06-1390025 (IRS Employer Identification No.)

42 Corporate Park Suite 250 Irvine, CA 92606 (Address of Principal Executive Offices and zip code)

(949) 777-3700
(Registrant’s telephone
number, including area code)

2121 Avenue of the Stars, Suite 1650
Los Angeles, California 90067
(310) 601-2500
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Information included in this Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This information may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of MPLC, Inc. (“MPLC”) and New Motion, Inc. (“New Motion”) (collectively, MPLC and New Motion are referred to herein as the “Companies”) to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe future plans, strategies and expectations of the Companies, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass. The actual results of the Companies could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, MPLC undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02	Unregistered Sales of Equity Securities.

Item 5.01	Changes in Control of Registrant.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Item 5.06	Change in Shell Company Status

On January 31, 2007, MPLC, Inc., a Delaware corporation (“MPLC”), entered into an exchange agreement (“Exchange Agreement”) with New Motion, Inc., a Delaware corporation (“New Motion”), the stockholders of New Motion (the “Stockholders”), and Trinad Capital Master Fund, Ltd. (“Trinad”). The closing (the “Closing”) of the transactions contemplated by the Exchange Agreement (the “Exchange”) occurred on February 12, 2007. At the Closing, we acquired all of the outstanding shares of the capital stock of New Motion (the “Stock”) from the Stockholders and the Stockholders contributed the Stock to us. In exchange for the Stock, we issued to the Stockholders 500,000 shares (“Series C Preferred Shares”) of our Series C Convertible Preferred Stock, par value $0.10 per share (the “Series C Preferred Stock”), which will be convertible into that number of shares (“Conversion Shares”) of our common stock (“Common Stock”), equal to 9,000,000, less the number of shares of Common Stock (on a post-Reverse Split (as hereinafter defined) basis) issuable upon the exercise of all New Motion options and warrants following their assumption by us.

We also assumed the outstanding options and warrants issued by New Motion, and those options and warrants now entitle their holders to purchase that number of shares (on a post-Reverse Split basis) of Common Stock obtained by multiplying the number of shares of New Motion common stock issuable upon the exercise of such option or warrant by the exchange ratio, at an exercise price per share (on a post-Reverse Split basis) equal to the per share exercise price of such option or warrant divided by the exchange ratio. The exchange ratio equals the quotient of (a) 9,000,000 divided by (b) the sum of (i) the number of shares of New Motion common stock outstanding as of the Closing, plus (ii) the number of shares of New Motion common stock issuable upon the exercise of all New Motion options and warrants outstanding as of the Closing. Based on the number of shares of New Motion common stock outstanding at the Closing and the number of shares of New Motion common stock issuable upon the exercise of all options and warrants issued by New Motion and outstanding at the Closing, the exchange ratio was approximately 1.453.

In addition, we assumed a convertible promissory note (the “IVG Note”) currently in the principal amount of $1,080,000, which principal amount may increase to a maximum of $2,320,000, issued by New Motion in favor of Index Visual & Games Ltd. pursuant to the terms of an Asset Purchase Agreement between New Motion and IVG which is discussed hereafter, on the same terms and conditions as set forth in the IVG Note, except that the conversion price (on a post-Reverse Split basis) was adjusted to equal the price obtained by dividing the conversion price set forth in the IVG Note by the exchange ratio.

The Exchange represented a combined plan to capitalize our company and we intended, by executing the Exchange Agreement and effectuating the exchange, to implement a tax-exempt contribution of property under Section 351 of the Internal Revenue Code of 1986, as amended.

At the Closing, New Motion became our wholly-owned subsidiary and the business of New Motion constituted our sole operations.

On January 30, 2007, we also entered into a Series B Convertible Preferred Stock Purchase Agreement (“Series B Purchase Agreement”) with Watchung Road Associates, L.P., Lyrical Opportunity Partners II LP, Lyrical Opportunity Partners II Ltd. and Destar LLC (collectively the “Series B Investors”), pursuant to which we agreed to issue and sell an aggregate of up to 650 shares (“Series B Preferred Shares”) of our Series B Convertible Preferred Stock, par value $0.10 per share (“Series B Preferred Stock”) to the Series B Investors at a purchase price of $10,000 per Series B Preferred Share. The closing of the purchase and sale of the Series B Preferred Shares (“Series B Financing”) occurred on February 12, 2007. At the closing of the Series B Financing, we issued an aggregate of 650 shares of Series B Preferred Stock to the Series B Investors and received gross proceeds of $6,500,000.

Except for the Exchange Agreement, the Series B Purchase Agreement and the transactions contemplated by those agreements, neither our company, nor its directors and officers, had any material relationship with New Motion, any of the Stockholders or any of the Series B Investors.

On February 13, 2007, we filed a press release announcing the consummation of the Exchange and the Series B Financing, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1.

We are presently authorized under our restated certificate of incorporation, as amended, to issue 75,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.10 per share. Of the 1,000,000 shares of preferred stock authorized, one share has been designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”), 675 shares have been designated as Series B Convertible Preferred Stock (“Series B Preferred Stock,” and together with the Series A Preferred Stock and Series C Preferred Stock, the “Preferred Stock”), and 500,000 shares have been designated as Series C Preferred Stock pursuant to the Certificate of Designation of Series C Convertible Preferred Stock approved by our board of directors, and filed with and accepted by the Secretary of State of the State of Delaware prior to the Closing. As of the Closing, we had 75,000,000 shares of common stock, one share of Series A Preferred Stock (which is convertible into 360,000,000 shares of Common Stock (1,200,000 shares of Common Stock on a post-Reverse Split basis)), 650 shares of Series B Preferred Stock (which are convertible into 390,000,000 shares of Common Stock (1,300,000 shares of Common Stock on a post Reverse Split basis)), and 500,000 shares of Series C Preferred Stock (which are convertible into 2,179,106,400 shares of Common Stock (7,263,688 shares of Common Stock on a post-Reverse Split basis)) issued and outstanding. We also issued an option to purchase 25 shares of Series B Preferred Stock (which is convertible into 15,000,000 shares of Common Stock (50,000 shares of Common Stock on a post-Reverse Split basis)) issued and outstanding.

We intend to amend our restated certificate of incorporation, as amended, to provide for an increase in our authorized shares of Common Stock from 75,000,000 to 100,000,000 and a 1-for-300 reverse stock split (the “Reverse Split”). The Preferred Shares will immediately and automatically be converted into shares of Common Stock (the “Mandatory Conversion”) upon the approval by a majority of our stockholders (voting together on an as-converted-to-common-stock basis) of this amendment. Upon the effectiveness of such amendment, we will have a sufficient number of authorized but un-issued and un-reserved shares of Common Stock to allow for the full conversion of all of the outstanding shares of Preferred Stock and all other securities convertible into or exchangeable for Common Stock. We anticipate that we will be able to obtain the requisite vote from our stockholders to facilitate the amendment of our restated certificate of incorporation, as amended.

Subject to the approval of our stockholders to effect the Reverse Split, upon the Mandatory Conversion (assuming no exercise or conversion of outstanding options, warrants or convertible securities), and subject to an adjustment of the Conversion Rate as a result of the Reverse Split, the holders of our capital stock will hold the following number of shares representing the following percentage of our outstanding Common Stock: the Stockholders will, in the aggregate, own approximately 7,263,688 shares of Common Stock, representing approximately 72.5% of the outstanding shares of Common Stock; the existing holders of Common Stock will own approximately 250,000 shares of Common Stock representing approximately 2.5% of the outstanding shares of Common Stock; the existing Series A Preferred stockholder will own approximately 1,200,000 shares of Common Stock, representing approximately 12% of the outstanding shares of Common Stock; and the existing Series B Preferred stockholders will own approximately 1,300,000 shares of Common Stock, representing approximately 13% of the outstanding shares of Common Stock. The shares of Common Stock received in the Reverse Split will be subject to round up for fractional shares.

The holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class on an as-converted basis, upon all matters submitted to holders of Common Stock for a vote. Each share of Preferred Stock carries a number of votes equal to the number of votes attributable to the shares of Common Stock issuable upon the conversion of such share of Preferred Stock at the record date. The holders of shares of Common Stock are entitled to one vote per share of Common Stock held on all matters submitted to holders of Common Stock for a vote. As such, immediately following the Closing (assuming no exercise or conversion of outstanding options or convertible securities), the Stockholders hold approximately 72.5%, the existing holders of our common stock hold approximately 2.5%, the existing holder of Series A Preferred Stock holds approximately 12%, and the existing holders of Series B Preferred Stock hold approximately 13%, respectively, of the total combined voting power of all classes of our capital stock entitled to vote. The existing holders of our common stock, Series A Preferred Stock and Series B Preferred Stock will be collectively referred to hereafter as the “MPLC Stockholders.”

The ownership interests of the Stockholders and the MPLC Stockholders are subject to dilution by the IVG Note, the outstanding New Motion options and warrants we assumed in connection with the Exchange and the outstanding option to purchase 25 shares of Series B Preferred Stock. Upon the conversion of the IVG Note, we will issue up to an aggregate of 674,070 shares of Common Stock (on a post-Reverse Split basis). Upon the exercise of the New Motion options and warrants assumed by us, we will issue up to 1,712,778 shares of Common Stock (on a post-Reverse Split basis) and up to 23,534 shares of Common Stock (on a post-Reverse Split basis), respectively. Upon the exercise of the outstanding option to purchase 25 shares of Series B Preferred Stock, we will issue up to 50,000 shares of Common Stock (on a post-Reverse Split basis).

Upon the Mandatory Conversion and assuming the effectiveness of the Reverse Split, on a fully-diluted basis, the Stockholders will own approximately 7,263,688 shares of Common Stock representing approximately 58.2% of the outstanding shares of Common Stock, the holders of the New Motion options assumed by us will be entitled to purchase approximately 1,712,778 shares of Common Stock representing approximately 13.7% of the outstanding shares of Common Stock, the holders of the New Motion warrants assumed by us will be entitled to purchase approximately 23,534 shares of Common Stock representing approximately 0.2% of the outstanding shares of Common Stock, and the holder of the IVG Note will be entitled to convert the IVG Note into approximately 674,070 shares of Common Stock representing approximately 5.4% of the outstanding shares of Common Stock. Collectively, on a fully-diluted basis, the Stockholders, the holders of outstanding options and warrants issued by New Motion and assumed by us and the holder of the IVG Note will own or be entitled to obtain a total of approximately 9,674,070 shares of Common Stock representing approximately 77.6% of the outstanding shares of Common Stock (assuming the effectiveness of the Mandatory Conversion and the Reverse Split). Upon the Mandatory Conversion and assuming the effectiveness of the Reverse Split, on a fully-diluted basis, the existing holders of our common stock will own approximately 250,000 shares of Common Stock representing approximately 2% of the outstanding shares of Common Stock, the holder of Series A Preferred Stock will own approximately 1,200,000 shares of Common Stock representing approximately 9.6% of the outstanding shares of Common Stock, the holders of Series B Preferred Stock will own approximately 1,300,000 shares of Common Stock representing approximately 10.4% of the outstanding shares of Common Stock and the holder of the option to purchase shares of Series B Preferred Stock will own approximately 50,000 shares of Common Stock representing approximately 0.4% of the outstanding shares of Common Stock. Collectively, on a fully-diluted basis, the MPLC Stockholders and the holder of the option to purchase shares of Series B Preferred Stock will own approximately 2,800,000 shares of Common Stock representing approximately 22.4% of the outstanding shares of Common Stock (assuming the effectiveness of the Mandatory Conversion and the Reverse Split). In the aggregate, upon the Mandatory Conversion and accounting for the Reverse Split, we will have outstanding approximately 10,013,688 shares of Common Stock, options to purchase approximately 1,762,778 shares of Common Stock, warrants to purchase approximately 23,534 shares of Common Stock, and the IVG Note which is convertible into 674,070 shares of Common Stock.

In connection with the Reverse Split, our board of directors may, in its discretion, provide special treatment to certain of our stockholders to preserve round lot holders (i.e., holders owning at least 100 shares prior to the Reverse Split) after the Reverse Split. Our board of directors may elect, in its discretion, to provide such special treatment to the record holders of Common Stock only on a per certificate basis or more generally to the beneficial holders of Common Stock. For example, if our board of directors determines to provide such special treatment to record holders only, record holders of Common Stock holding a certificate representing 30,000 or fewer shares of common stock but at least 100 shares of common stock would receive 100 shares of common stock after the Reverse Split with respect to each such certificate, and record holders holding a certificate representing less than 100 shares of Common Stock would not be affected and would continue to hold a certificate representing the same number of shares as such stockholders held before the Reverse Split. In the alternative, if our board of directors determines to provide such special treatment to beneficial holders generally, the beneficial holders of Common Stock beneficially holding 30,000 or fewer shares of Common Stock but at least 100 shares of Common Stock would receive 100 shares of Common Stock after the Reverse Split, and persons beneficially holding less than 100 shares of Common Stock would not be affected by the Reverse Split and would continue to hold the same number of shares as such stockholders held before the Reverse Split. The terms and conditions of special treatment afforded to our stockholders to preserve round lot stockholders, if any, including the record dates for determining which stockholders may be eligible for such special treatment, will be established at the discretion of our board of directors.

Effective as of the Closing, Robert S. Ellin resigned as our Chief Executive Officer and President and Jay A. Wolf resigned as our Chief Financial Officer, Chief Operating Officer and Secretary, and we appointed the following persons as our executive officers and directors:

Name	Age	Position
Burton Katz	35	Chief Executive Officer, Director
Raymond Musci	46	President, Director
Allan Legator	36	Chief Financial Officer, Secretary
Scott Walker	45	Chief Marketing Officer
Drew Larner	42	Director

Robert S. Ellin, Barry Regenstein and Jerome Chazen continued as members of our board of directors.

Additionally, as a condition to the Closing, Trinad, our majority stockholder immediately prior to the Closing, and certain stockholders of New Motion entered into a voting agreement whereby they agreed to vote their shares of our voting securities: (i) to elect one member to our board of directors to be designated by Trinad (the “Trinad Designate”) for a period of one year following the Closing and to vote for such other persons that may be designated by the Stockholders to fill any vacant position on our board of directors (other than the Trinad Designate), and (ii) to approve the Reverse Split, the increase in our authorized shares of common stock from 75,000,000 shares to 100,000,000 shares, the adoption of a stock incentive plan, and the change of our corporate name. Robert S. Ellin currently serves on our board of directors as the Trinad Designate.

On February 1, 2007, in our Current Report on Form 8-K dated February 1, 2007, we reported the execution of the Exchange Agreement.

Description of the Business

Business of MPLC

MPLC, Inc. (formerly known as The Millbrook Press Inc.) was incorporated under the laws of the State of Delaware in 1994. Until 2004, MPLC was a publisher of children’s nonfiction books for the school and library market and the consumer market under its Roaring Book (“Roaring Book”), Millbrook (“Millbrook”), Copper Beech (“Copper Beech”), and Twenty-First Century (“Twenty-First Century”) imprints. As a result of the severe impact on MPLC’s business of schools and public libraries significantly cutting back on their book acquisitions, MPLC engaged in negotiations with People’s Bank, MPLC’s secured lender, and a committee of MPLC’s largest unsecured creditors, in an attempt to restructure its obligations out of court. When it became clear that the restructuring would not be successful, MPLC decided to file for bankruptcy.

On February 6, 2004, MPLC filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Connecticut (the “Bankruptcy Court”). After filing for bankruptcy, MPLC began to sell its imprints. In April 2004, MPLC sold its Roaring Book imprint in an auction for approximately $4.4 million. In July 2004, MPLC sold both the Millbrook and Twenty-First Century imprints together in an auction for approximately $3.4 million. MPLC sold the Copper Beach imprint and remaining inventory in late 2004 for approximately $165,000. In addition, beginning in February 2004, MPLC began to sell off its inventory and raised approximately $2.1 million.

In connection with the order of the U.S. Bankruptcy Court dated January 25, 2005, the Court authorized MPLC’s entry into a stock purchase agreement with First Americas Partners, LLC (“First Americas”), a New York limited liability company wholly-owned by Isaac Kier. Pursuant to the stock purchase agreement dated January 24, 2005, MPLC agreed to, among other things, (1) issue to First Americas for $75,000, shares of Common Stock representing 90% of its shares outstanding post-issuance, (2) cause the resignation of its then officers and directors and the appointment to its board of directors of the director nominees of First Americas, (3) amend its restated certificate of incorporation, as amended, to allow for the issuance of the shares to First Americas, and (4) cause the cancellation of all remaining options, warrants and other rights to purchase shares of its common stock. As a result of the transaction, First Americas became MPLC’s controlling stockholder and Mr. Kier and Sid Banon became directors of MPLC. Mr. Kier was appointed MPLC’s President, Secretary and Treasurer. Subsequently, Mr. Jerome Chazen was appointed to MPLC’s board of directors. In May 2005, First Americas distributed the majority of its shares of Common Stock to Mr. Kier, and sold shares to Messrs. Banon and Chazen and two other persons.

Also in connection with the foregoing transaction, MPLC entered into (1) a letter agreement with First Americas and David Allen, one of its former officers, pursuant to which Mr. Allen agreed to act as bankruptcy administrator to conclude the bankruptcy business of MPLC, including such activities as collecting outstanding amounts receivable, clearing checks written by MPLC prior to the closing of the transaction and issuing checks for MPLC’s remaining expenses and obligations in connection with its bankruptcy, and (2) an escrow agreement with Mr. Allen and North Fork Bank, pursuant to which the assets that MPLC held immediately prior to the closing of the transaction, after payment of remaining bankruptcy claims, would be distributed as a special distribution for the benefit of its stockholders.

By July 31, 2004, MPLC had paid all secured creditors 100% of amounts owed. Beginning in January 2005, after the Bankruptcy Court’s approval, MPLC began to pay all pre-petition unsecured creditors and post petition administrative claims. By the fourth quarter of 2005, all pre-petition unsecured creditors had been paid 100% of the amounts owed (or agreed) and all post petition administrative claims submitted had been paid. In addition, the bankruptcy administrator had reserved certain amounts for miscellaneous administrative claims not yet submitted. After the effect of the above reserves, MPLC was informed by the bankruptcy administrator that approximately $1.34 million dollars, or approximately $0.45 per eligible share, was available for distribution to its eligible stockholders, and, in December 2005, $0.464 per eligible share was distributed to its stockholders of record as of October 31, 2005. The recipients of such distribution did not include First Americas or its transferees.

The bankruptcy proceedings were concluded in January 2006 and no additional claims were permitted to be filed after that date.

On October 24, 2006, MPLC and certain of its stockholders entered into a Common Stock Purchase Agreement with Trinad pursuant to which MPLC agreed to redeem 23,448,870 shares of Common Stock from the stockholders and sell an aggregate of 69,750,000 shares of Common Stock, representing 93% of its issued and outstanding shares of Common Stock on the closing date, to Trinad in a private placement transaction for aggregate gross proceeds to MPLC of $750,000, $547,720 of which was used for the redemption described above, and $202,280 was used to pay all of our liabilities owed to Isaac Kier. In addition, following closing, Isaac Kier and First Americas Management LLC, an affiliate of Mr. Kier, were no longer obligated to provide office space or services to MPLC.

On January 24, 2007, MPLC entered into a Series A Convertible Preferred Stock Purchase Agreement with Trinad pursuant to which MPLC sold one share of Series A Preferred Stock to Trinad in a private placement transaction for aggregate gross proceeds to MPLC of $3,500,000.

On February 12, 2007, MPLC closed the transactions contemplated under the Series B Purchase Agreement with the Series B Investors pursuant to which MPLC sold 650 shares of Series B Preferred Stock to the Series B Investors in a private placement transaction for aggregate gross proceeds to MPLC of $6,500,000.

Immediately prior to the Closing, MPLC was a public “shell” company with nominal assets.

Business of New Motion

With respect to this discussion, the terms “we,” “us,” “our,” “New Motion” and the “Company” refer to MPLC, Inc., a Delaware corporation and its wholly-owned subsidiary New Motion, Inc., a Delaware corporation.

Effective as of the Closing, New Motion became our wholly-owned subsidiary. As a result of the Closing, the historical business operations of New Motion will comprise our principal business operations going forward.

General

New Motion, Inc. (the “Company” or “New Motion”) is a privately held digital entertainment company headquartered in Irvine, California that was formed in the State of Delaware on March 21, 2005. At the time of formation, each New Motion stockholder invested cash in the company in exchange for stock. New Motion provides a wide range of digital entertainment products and services, using the power of the Internet, the latest in mobile technology, and traditional marketing/advertising methodologies in our three product lines: MobileSidewalk™, RingtoneChannel and Bid4Prizes. MobileSidewalk™ is one of the largest U.S.-based mobile entertainment companies, RingtoneChannel is a mobile storefront provider, and Bid4Prizes is a low-bid mobile auction game. In 2004, we began to sell ringtones internationally and then launched our first ringtone subscription service in the USA in February 2005. In August 2005, we launched our first successful text message campaign incorporating music trivia. In March of 2006, we partnered with GoldPocket Wireless, Inc. to enhance the proficiency and performance of our mobile service offering. We manage our business under one reportable entity.

Ringtone Channel Pty Limited, an Australian developer and aggregator of ringtones (“Ringtone Channel”), was incorporated on February 23, 2004 and was acquired by BroadSpring, Inc., a Delaware corporation (“BroadSpring”), in June 2004 as a wholly-owned subsidiary to explore mobile opportunities in the United States market. In March 2005, BroadSpring’s stockholders formed New Motion with the intent of exploring mobile opportunities in the USA and the eventual possibility of transferring the mobile business out of BroadSpring. Beginning June 2005, BroadSpring transferred the business of Ringtone Channel to New Motion and Ringtone Channel continued operations as a legal subsidiary of New Motion. This transition was deemed a continuation of an existing business controlled by common ownership and the historical operating results of Ringtone Channel from its inception in February 2004 to the date of the recapitalization (see Note 4) are therefore included in the financial statements of New Motion. All expenditures by BroadSpring on behalf of Ringtone Channel during the period in which it was a subsidiary of BroadSpring were recorded in the historical operating results of Ringtone Channel and thus were included in the financial statements of the combined New Motion-Ringtone Channel entity. The assets and liabilities of Ringtone Channel were recorded at their historical cost basis at that time of the recapitalization and not marked to fair value by either BroadSpring or New Motion.

On January 19, 2007, we entered into an Asset Purchase Agreement with Index Visual & Games Ltd., a Japanese corporation (“IVG”), pursuant to which we will purchase from IVG certain specified assets of Mobliss, Inc., a Washington corporation affiliated with IVG, previously purchased by IVG. These assets do not constitute substantially all of the assets or the ongoing business of Mobliss, Inc. and thus will be accounted for at cost consistent with the purchase of specific assets and not the acquisition of a business. We will purchase the assets specified in the Asset Purchase Agreement through the issuance to IVG of a convertible promissory note with an aggregate principal amount of up to $2,320,000. Pursuant to the terms of the Asset Purchase Agreement, on January 19, 2007, we consummated the initial closing of the acquisition wherein we issued the IVG Note in the principal amount of $500,000 to IVG and received all of the assets to be purchased under the Asset Purchase Agreement, other than certain cellular carrier connection contracts described under the Asset Purchase Agreement. On January 26, 2007, we increased the principal amount of the IVG Note by $580,000 to $1,080,000 in payment of the assignment of one of the cellular carrier connection contracts listed in the Asset Purchase Agreement. The parties will use commercially reasonable efforts to facilitate either an assignment of the agreements not assigned to us in the initial closing or to facilitate the issuance and execution of new agreements between the carriers and us, on or before February 28, 2007. Pursuant to the terms of the Asset Purchase Agreement, we will pay additional sums to IVG, as set forth in the Asset Purchase Agreement, on March 7, 2007 for all cellular carrier connection contracts assigned or issued to us between January 26, 2007 and February 28, 2007, by increasing the principal amount of the IVG Note up to a maximum of $2,320,000. Unless requested by us, we will have no obligation to purchase any cellular carrier connection contracts listed in the Asset Purchase Agreement and not assigned to us by February 28, 2007.

The IVG Note bears interest at the rate of five percent (5%) per annum accruing from the time amounts are advanced thereunder and matures on the earlier of November 30, 2007 or thirty (30) days after delivery by IVG of written notice to us demanding payment. Prior to repayment, IVG may convert the IVG Note into shares of Common Stock at a conversion price of $3.44 per share (on a post-Reverse Split basis). The IVG Note automatically converts into shares of Common Stock at a conversion price of $3.44 (on a post-Reverse Split basis) upon the date that the Common Stock is listed on the New York Stock Exchange, American Stock Exchange, Nasdaq Global Market or Nasdaq Capital Market. We also granted IVG piggyback registration rights for the shares issuable upon conversion of the IVG Note.

On January 19, 2007, we also entered into a Heads of Agreement with IVG setting forth the terms of a joint venture with IVG to distribute IVG content within North America and to manage and service the assets acquired under the Asset Purchase Agreement. The joint venture, The Mobile Entertainment Channel Corporation, is a Nevada corporation in which we will own a 49% stake and in which IVG will own a 51% stake. Notwithstanding the respective percentage interests of each party, IVG and New Motion will share equally in any dividends or other distributions made by the joint venture. The joint venture will be managed by a board of directors consisting of three members. We will designate one member to serve on the board of directors, IVG will designate one member to serve on the board of directors and both parties will mutually designate the third member of the board. We will enter into a management services agreement with the joint venture pursuant to which we will pay the joint venture a management fee equal to the purchase price paid under the Asset Purchase Agreement, with a maximum fee of $2,320,000, in connection with management services rendered to us by the joint venture. We are required to make an advance payment on the Management fee of $500,000 on or before February 28, 2007, with the remainder of the management fee payable in quarterly installments, within 30 calendar days following the end of each fiscal quarter through June 30, 2008. Each quarterly payment will equal to 10% of the payments actually received by us during such quarter from the cellular carrier connection contracts assigned to us under the Asset Purchase Agreement and the advance payment, provided, however, that we will not be required to make quarterly payments until the advance payment has been fully accounted for.

We publish wireless entertainment applications, including games, ringtones, images and other entertainment content. We publish applications in multiple categories designed to appeal to a broad range of wireless subscribers, and are primarily billed to consumers on a monthly subscription basis. Our growing portfolio of applications and services is based primarily on identifiable content licensed from third parties. Our current products and services include, among others, “MobileSidewalk’s Music Trivia,” “Ringtone Club,” “The Sports Page,” “Sigalert” and “Restaurant Row.”

Our customers typically purchase, subscribe and download our applications through multiple websites including Mobilesidewalk.com, RingtoneChannel.com and through their mobile handset. Our customers are charged a one-time or monthly subscription fee for the application which appears on their mobile phone bills. The wireless carriers retain a percentage of the fee and remit the balance to us through our current billing aggregators Goldpocket Wireless and Mobile Messenger. The wireless distribution of our products eliminates traditional publishing complexities, including physical production, packaging, shipping, inventory management and return processing.

We have agreements to distribute our products in North America through aggregators who have access to the majority of U.S. and Canadian based wireless carriers, whose networks serve approximately 215 million subscribers. These wireless carriers include Cingular / AT&T Wireless, Nextel, Sprint PCS, T-Mobile, Verizon Wireless, Alltel, and Dobson. Subscribers of Cingular / AT&T and Sprint, our largest and second largest indirect carrier relationships by revenue, accounted for approximately 33% and 27%, respectively, of our revenues during the period from our inception through September 30, 2006.

The Wireless Entertainment Market

The wireless entertainment market has emerged as a result of the rapid growth and significant technological advancement in the wireless communications industry. Wireless carriers are delivering new handsets to new and existing subscribers which have the capability to download rich media content. Due to the increase in advanced mobile phones with the capabilities to handle rich media downloads, the potential market for mobile entertainment services will increase significantly in the coming years.

We believe that growth in the wireless entertainment market has been positively influenced by a number of key factors and trends that we expect to continue in the near future, including:

Growth in Wireless Subscribers. In 2005, the number of global wireless subscribers surpassed two billion and subscriber growth is expected to continue as wireless communications increase in emerging markets, including China and India. According to ITFacts Mobile Usage, the number of global wireless subscribers will grow from approximately 2 billion in 2005 to 2.3 billion in 2009. The North American wireless subscriber base currently exceeds 219 million. New handset delivery and adoption is expected to continue to accelerate in the U.S. market as current and new subscribers embrace newer mobile technology and media.

Deployment of Advanced Wireless Networks. Wireless carriers are deploying high-speed, next-generation digital networks to enhance wireless voice and data transmission. These advanced networks have enabled the provisioning and billing of data applications and have increased the ability of wireless subscribers to quickly download large amounts of data, including games, music and video.

Availability of Mobile Phones with Multimedia Capabilities. Annual mobile phone sales are expected to grow from 519.99 million units in 2003 to over one billion units in 2009, according to Gartner Inc. In recent years, the mobile phone has evolved from a voice-only device to a personal data and voice communications device that enables access to wireless content and data services. Mobile phone manufacturers are competing for consumers by designing next-generation mobile phones with enhanced features including built-in digital cameras, color screens, music and data connectivity. Manufacturers are also embedding application environments such as BREW, Java and Symbian into mobile phones to enable multimedia applications, including gaming. We believe the availability of these next-generation mobile phones is driving demand for wireless entertainment applications taking advantage of these advanced multimedia capabilities.

Off Portal Direct to Consumer Market Dynamics. Prior to November 2004, all U.S. carriers maintained a “walled garden” approach that prevented any direct to consumer off portal sites from succeeding, while in Europe and Asia, a large percentage of mobile entertainment revenue came from off deck direct to consumer portals. Witnessing the huge success of direct to consumer portals in those geographies, specific U.S. carriers opened the walled garden in late 2004 and early 2005. By allowing premium SMS billing to direct-to-consumer off portal sites, the carriers opened up a potential multi-billion dollar industry opportunity.

Demand for Wireless Entertainment. Wireless carriers and other off-deck content providers are increasingly launching and promoting wireless entertainment applications to differentiate their services and increase average revenue per user. The delivery of games, ringtones, images and other entertainment content to subscribers enables wireless carriers to leverage both the increasing installed base of next-generation mobile phones and their investment in high-bandwidth wireless networks. Consumers are downloading and paying for wireless entertainment content offered by the carriers and off-deck providers. According to eMarketer, the mobile entertainment industry in the U.S. will grow from $1.3B in 2005 to $7.8B in 2010.

Our core market- North America. According to IDC, the wireless messaging market is forecast to grow from 54.6 billion messages in 2004 to 387.9 billion messages exchanged in 2009, and Juniper Research expects the North American user base to increase steadily with a compounded growth rate of around 28%, which is roughly twice that of Europe. Even though Asia and Europe are expected to remain the largest market for mobile entertainment, the North American market will represent the highest growth potential. According to Juniper Research, North America will represent a total of 12% of the mobile entertainment industry in 2006 and growing to 19% in 2009.

Wireless Entertainment Publisher Challenges

We believe the major challenges faced by wireless entertainment publishers, like us, include:

Dependence on Wireless Carriers. Wireless entertainment publishers are highly reliant on wireless carriers for the successful delivery, billing and revenue collection for their products and services. Many factors outside our control could impair our ability to deliver our applications and services through wireless carriers. Wireless carriers heavily influence and control our ability to create, promote and price our products and services to consumers. In addition, wireless carriers directly determine the amount of revenue share and subsequent margin for alternative retail price points. Cultivating strong relationships with wireless carriers is critical to the success of a publisher’s business.

Dependence on Aggregators. Wireless entertainment companies are frequently reliant on third-party aggregators (i.e., billing service providers) to successfully report, bill and collect revenue for their products and services.

Need to Create Compelling Content. Customers are demanding increasingly sophisticated and compelling applications. Publishers must be able to develop or license content that can satisfy ever-changing customer needs. To meet these demands for new and compelling content, publishers must license or acquire externally developed applications, including brands, or if they have the necessary resources, invest in research and development in order to enhance their current offerings and internally develop new applications.

Rapidly Evolving Market. The wireless entertainment market is evolving rapidly and publishers must have the management and technical expertise to respond adequately to the increasing technological sophistication and complexity of mobile phones and wireless networks. To succeed, publishers must possess not only technological skills but also the ability to manage large, technically complex application development, deployment and distribution efforts.

Intense Competition. It is critical to a publisher’s ability to effectively compete in the wireless entertainment market that it establishes efficient media buying capabilities, adequate working capital and differentiated applications targeted at unique market segments.

Sales, Marketing and Support Requirements. The size and complexity of the global wireless entertainment market requires publishers to have sophisticated business development, marketing and customer support organizations. To succeed in this market, publishers must develop and maintain strong relationships with wireless carriers. The publisher’s business development and marketing teams must have the resources to track and understand customers and competitors, and successfully reach a large customer base while ensuring the cost per acquisition is within an efficient price range to ensure profitability. In addition, off deck marketers such as our Company will continue to assume the majority share of the marketing cost of wireless entertainment applications to consumers.

Our Competitive Strengths

We believe that our competitive strengths include:

In Depth Knowledge of Acquiring Customers Effectively Online. Over the past 18 months we have continued to acquire customers online at an effective cost per acquisition. We have continued to maintain a relatively low cost per acquisition in the face of growing competition within our industry and other online media advertisers.

Early Stage Innovative Mobile Content. We develop our applications with an emphasis on innovation, quality, and speed to market. We were one of the first companies to bring mobile trivia applications to U.S. consumers.

Diverse Portfolio of Original and Licensed Properties. We initially focused on licensing lower cost content for our subscription services. In anticipation of consumer tastes shifting towards higher quality mobile content, we initiated a new licensing strategy to acquire branded content. Recent signings include Sigalert realtime traffic alerts, the SportsPage real time sports and odds information service and Restaurant Row restaurant information service. We publish a diverse portfolio of wireless entertainment applications. Our applications span multiple categories and are based primarily on identifiable content that we license from third parties. During the period from our inception through September 30, 2006, we derived 63% of our revenues from New Motion-branded applications, including MobileSidewalk’s Music Trivia and Scavenger Hunt. The balance of our revenue was generated from applications based on intellectual properties licensed from third parties. Our licensors include Music Publishers, Restaurant Row, Sigalert and the SportsPage.

Existing Subscriber Base. We believe that the time, complexity and working capital necessary to build a broad distribution network and large subscriber base, such as ours, forms an entry barrier for prospective competitors.

Experienced Management Team. Our senior management team and advisors bring deep digital experience and a history of substantial success in accelerating electronic content businesses. This broad expertise allows us to design, develop and deliver increasingly advanced applications that satisfy the demands of all the key constituents in our market, including wireless carriers, brand licensors and our customers. We believe our management team’s expertise and continuity is a significant competitive advantage in the increasingly complex wireless entertainment publishing market.

Our Strategy

Our business strategy involves increasing our profitability by offering a large number of diverse, segmented products through a unique distribution network in the most cost effective manner possible. To achieve this goal, we plan to:

Publish High-Quality Entertainment Applications. We believe that publishing a diversified portfolio of the highest quality, most innovative applications is critical to our business. We intend to:

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Develop Innovative Applications. We will continue to devote significant resources to the development of high-quality, innovative products, services and Internet storefronts. The U.S. consumer’s propensity to use the fixed internet to acquire, redeem and use mobile entertainment products is unique. In this regard, we aim to provide complementary services between these two high-growth media channels.

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Emphasize New Motion Branded Applications. We plan to emphasize the creation of New Motion branded applications which typically generate higher margins for us. We intend to develop sequels to our more successful New Motion applications, such as Music Trivia. These types of products and services differentiate us from our competitors, particularly those acting as aggregators or distributors, who generally do not own or control intellectual properties.

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License World Class Brands. We will continue to license well-known, third-party brands and collaborate with major media companies, professional sports leagues and other brand holders to introduce third-party branded products and services. We believe that familiar titles facilitate the adoption of our products and services by wireless subscribers and wireless carriers, and create strong marketing opportunities.

Enhance Our Distribution Channels. Strengthening and expanding our distribution channels is critical to our business. We will continue to:

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Strengthen Our Wireless Carrier Relationships. We plan to strengthen our existing relationships with wireless carriers by continuing to support their strategic needs and by launching new, high-quality, innovative products and services. We also intend to build relationships with additional wireless carriers to reach a larger subscriber base. Where appropriate, we intend to enter new markets to leverage our expertise, brands, product and service portfolio and technologies.

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Expand Current Sales and Marketing Channels. We intend to expand our existing channels to market and sell our products and services online and explore alternative marketing mediums. Our own Internet storefronts also enable us to market and sell our applications directly to wireless customers.

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Build wholly-owned distribution channels. Leveraging our unique online affiliate management system, we intend to drive a portion of our consumer traffic directly to our products and services without the use of third-party media outlets and media publishers.

Build New Motion Brands. We intend to build the family of New Motion properties into widely recognized brands within the wireless entertainment market. We believe that the decisions of wireless carriers and our customers are influenced by brand recognition. We intend to continue building our brands through product and service quality, customer and carrier support, advertising campaigns, public relations and other marketing efforts.

Gain Scale Through Select Acquisitions. We believe there may be future opportunities to acquire content developers and publishers in the mobile entertainment or complementary industries and we intend, where appropriate, to take advantage of these opportunities.

Our Products and Services

We design our products and services to be fun and innovative. We believe application quality and diversity, customer and carrier support, and brand recognition are the key components of a publisher’s success. We focus on selectively increasing our application portfolio with high-quality, innovative applications. Our product and service portfolio includes games, ringtones, images, trivia applications, information services and other entertainment content.

The fees for our wireless entertainment products and services generally range from $3.99 to $9.99. Premium downloads offered on an a-la-carte basis range from $0.99 to $5.99.

We earned 63% of our revenues for the nine months ended September 30, 2006 from New Motion-branded trivia applications, with the balance coming from applications based on ringtone offers and information alerts.

Distribution Channels

We currently distribute the majority of our entertainment products and services directly to consumers, or “off-deck,” primarily through the Internet which is independent of the carriers. We bill and collect revenues for our products and services through third-party aggregators who are connected to the majority of U.S. wireless carriers and their customers. We have agreements through multiple aggregators who have direct access to U.S. carriers for billing. Our customers download products or subscribe to services on their mobile phones and are billed monthly through their wireless carrier. Through our aggregators, the carrier agreements establish the fees to be retained by the carrier for access and billing our products and services to their customer base. Our aggregator agreements are not exclusive and generally have a limited term of one or two years, with evergreen or automatic renewal provisions upon expiration of the initial term. The agreements generally do not obligate the carriers or aggregators to market or distribute any of our products and services. In addition, any party can terminate these agreements early and, in some instances, without cause.

For the nine months ended September 30, 2006, we received indirectly through our aggregators approximately 33% of our revenues from subscribers of Cingular / AT&T and 27% of our revenues from subscribers of Sprint. In 2005, we received approximately 52% of our revenues from subscribers of Cingular / AT&T and 16% of our revenues from subscribers of Verizon.

For the nine months ended September 30, 2006, we billed approximately 43% of our revenues through Mobile Messenger and we billed 48% of our revenues through GoldPocket Wireless. In 2005, we billed approximately 78% of our revenues through Buongiorno USA Ltd. and 22% of our revenues through Mobile Messenger.

Sales and Marketing

Our sales and marketing organization works closely with our development and media teams to ensure the best possible product and service offering is deployed. Their primary focus is creating specific media campaigns to market and sell our offering through our network of websites and search engine channels. Further, the team is focused on creating viable alternative distribution channels for our products and services. Our sales and marketing organization working closely with our development, creative and licensing teams to identify and evaluate wireless distribution opportunities for new products and services.

Technology

We have developed a tool which allows us to monitor and analyze in real time our marketing costs associated with any advertising campaign. This allows us to be more efficient and effective in our media buys. We believe we have one of the lowest cost per acquisition rates in the industry in large part due to this software. The software measures, in real time, our effective buys on a per campaign basis which allows us to adjust our marketing efforts immediately towards the most effective campaigns and mediums.

Competition

The development, distribution and sale of wireless entertainment applications is a highly competitive business. We compete primarily on the basis of marketing acquisition costs, brand strength, and carrier and distribution breadth. We also compete for experienced and talented individuals to support our growth.

The wireless entertainment applications market is highly competitive and characterized by frequent product introductions, evolving wireless platforms and new technologies. As demand for applications continues to increase, we expect new competitors to enter the market and existing competitors to allocate more resources to develop and market applications. As a result, we expect competition in the wireless entertainment market to intensify.

The current and potential competition in the wireless entertainment applications market includes major media companies, traditional video game publishing companies, wireless carriers, wireless software providers and other pure-play wireless entertainment companies. Larger, more established companies are increasingly focused on developing and distributing wireless applications that directly compete with us.

Currently, we consider our primary competitors in the U.S. off deck mobile market to be Jamster, Buongiorno / Blinko, Flycell, Thumbplay and Dada Mobile. We believe that our extensive experience in Internet marketing, our existing subscriber base and our range of products and services enable us to compete effectively against all current and potential new entrants.

Intellectual Property

Other than proprietary software code, we do not possess any material intellectual property. During the course of operations, we have filed trademark applications for the following marks: Life For Your Phone, MobileSidewalk and the Ringtone Channel.

Employees

As of February 12, 2007, we had 33 employees and full-time consultants in the United States. We have never had a work stoppage and none of our employees is represented by a labor organization or under any collective bargaining arrangements. We consider our employee relations to be good.

Facilities

Our corporate headquarters is located at 42 Corporate Park, Suite 250, Irvine, California 92606, where we lease approximately 5,176 square feet under a lease that expires in September 2008. We also lease approximately 2,190 square feet located in Suite 100 of the same building where we have our corporate headquarters under a sublease that expires in August 2008. We believe our space is adequate for our current needs and that suitable additional or substitute space will be available to accommodate the foreseeable expansion of our operations. Our telephone number is (949) 777-3700.

Legal Proceedings

On August 24, 2006, New Motion and Burton Katz filed an action against Buongiorno USA, Inc. (“Buongiorno”) in the Superior Court of California, County of Orange, seeking a declaration that the non-competition, non-solicitation and non-interference provisions of that certain Employment Agreement dated April 11, 2005, between Burton Katz and Buongiorno, are void and unenforceable under the California Business and Professions Code, an order permanently enjoining Buongiorno from enforcing the above referenced provisions, reasonable attorneys’ fees and other costs related to the action. Subsequent to filing, Buongiorno threatened to withhold payments due to New Motion for previous sales totaling approximately $340,000.

On October 24, 2006, New Motion filed a Demand for Arbitration with the American Arbitration Association against Buongiorno pursuant to the terms of that certain Marketing Agreement dated January 10, 2006, between New Motion and Buongiorno USA, Inc., whereby New Motion agreed to market certain of Buongiorno’s services and the parties agreed to share revenue generated from such services. New Motion sought payment of revenues in excess of $340,000 and attorneys’ fees and other costs related to the action. Subsequently, New Motion settled the dispute with Buongiorno for $384,000 to be received in Q1, 2007. New Motion is not liable for any additional costs related to this dispute.

In addition to the foregoing, from time to time we may be involved in other litigation relating to claims of alleged infringement, misuse or misappropriation of intellectual property rights of third parties. We may also be subject to claims arising out of our operations in the normal course of business. As of this date, we are not a party to any such other litigation that would have a material adverse effect on us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion summarizes the significant factors affecting the operating results, financial condition and liquidity and cash flows of New Motion, Inc. and its wholly-owned subsidiary Ringtone Channel Pty Limited (which include the operating results of Ringtone Channel Pty Limited prior to its acquisition by New Motion, Inc. from a company with common ownership, as discussed hereafter) for the period from February 23, 2004 (inception) through December 31, 2004, the fiscal year ended December 31, 2005, and the nine-month periods ended September 30, 2006 and 2005. The discussion and analysis that follows should be read together with the Financial Statements of New Motion and the notes to the Financial Statements included elsewhere in this Current Report on Form 8-K. Except for historical information, the matters discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are forward looking statements that involve risks and uncertainties and are based upon judgments concerning various factors that are beyond our control.

Overview

We are a digital entertainment company formed in Delaware in 2005 and headquartered in Irvine, California. In June 2005, we acquired substantially all of the assets of Ringtone Channel Pty Limited, an Australian developer and aggregator of ringtones (“Ringtone Channel”) from BroadSpring, Inc. (“BroadSpring”), a Delaware corporation owned by substantially the same owners as New Motion. Ringtone Channel was incorporated on February 23, 2004 and was acquired by BroadSpring in June 2004 as a wholly-owned subsidiary to explore mobile opportunities in the United States market. Any expenditures by BroadSpring on behalf of Ringtone Channel during the period in which it was held by BroadSpring were ultimately repaid to BroadSpring by us and were recorded as marketing expense by the combined New Motion-Ringtone Channel entity. The assets and liabilities of Ringtone Channel were not marked to fair value by either BroadSpring or us and are currently held at their historical book basis by us. The acquisition of Ringtone Channel by us from BroadSpring, for accounting purposes, was deemed a continuation of an existing business controlled by common ownership and the operating results of Ringtone Channel from its inception in February 2004 are therefore included in our statements of operating results, financial condition and liquidity and cash flows.

We are a global publisher of wireless entertainment applications, including games, ringtones, images and other entertainment content. We develop and license our content offering both internally and through third-parties. We distribute our products and services in North America and bill through third-party aggregators to most U.S. carriers. These carriers represent approximately 215 million customers. Our customers typically purchase our applications directly from us and are billed by their wireless carriers. Our customers are charged a one-time or monthly subscription fee for the product or service which appears on their mobile phone bill. The wireless carrier collects the fee, retains a percentage and remits the balance to us through our third-party aggregators. Subscribers must have a mobile phone with at least SMS multimedia capabilities to download and use most of our products and services. Properties include, among others, MobileSidewalk’s Music Trivia, Ringtone Club, Bid4Prizes and Scavenger Hunt. Our licensed brands include, among others, Sigalert, the Sports Page and Restaurant Row.

We provide a wide range of digital entertainment products and services, using the power of the Internet, the latest in mobile technology, and traditional marketing/advertising methodologies in our three product lines: MobileSidewalk™, RingtoneChannel and Bid4Prizes. MobileSidewalk™ is one of the largest U.S. based mobile entertainment companies, RingtoneChannel is a mobile storefront provider, and Bid4Prizes is a low-bid mobile auction game. In August 2005, we launched our first successful SMS campaign incorporating music trivia. In March of 2006 we partnered with GoldPocket Wireless to enhance the proficiency and performance of our mobile service offering. In September 2006, we discontinued the operations of Ringtone Channel Pty Limited to focus our efforts on the high-growth opportunities in the United States market.

On January 19, 2007, we acquired certain specified assets of Mobliss, Inc., a Washington corporation affiliated with IVG. The primary strategic objective of this purchase is to allow us to more efficiently manage our business and operations by enabling us to directly bill and collect from mobile carriers, thus eliminating the fees associated with using third party billing processors and expediting the collection of open carrier receivables. This purchase will also enable us to better serve our customers and end users by expediting the time in which we react to changes in the marketplace.

On January 19, 2007, we also entered into an agreement setting forth the terms of a joint venture with IVG to distribute IVG content within North America and to manage and service the assets acquired under the Asset Purchase Agreement with IVG. The joint venture, The Mobile Entertainment Channel Corporation, is a Nevada corporation in which we will own a 49% stake and in which IVG will own a 51% stake.

In managing and evaluating our business, we consider, among other factors the following:

Consistent Monitoring of Operational Metrics.

Our business model, regardless of the product sold, is primarily a subscription based business. To that end, we frequently monitor a range of key metrics that have a direct impact on our ability to retain existing subscribers and our efficiency in acquiring new subscribers. These metrics include: cost per acquisition, churn rate of existing subscribers, churn rate of recurring subscribers, average revenue per user, billability of new subscribers, billability of existing subscribers and refund rates among others. Our ability to receive daily, weekly, and monthly information accurately, in essence, supplying data inputs to our operational metrics, is critical to successfully running our business.

Composition of our Products and Services.

Our strategy is to publish a diversified and balanced portfolio of high-quality products and services based on both New Motion brands and brands that we license from third parties. We aim to provide a range of products that leverage fixed Internet, where U.S. consumers increasingly purchase and redeem our services, alongside mobile delivery. We believe that creating innovative Internet storefronts where online content is wrapped around mobile products provides a richer experience to the consumer and a higher retention rate.

Our third party license agreements for third-party brands typically require that we pay a small advance or guaranteed payment. However, the majority of our licensed content deals are based on revenue share so that our exposure to high priced, up front licenses is limited. We generally recoup all of the advances we have paid from royalties earned from sales of the application before the licensor receives any further royalty payments from us. We also distribute applications for other publishers, developers and licensors. When we distribute applications, we generally do not assume the cost or responsibility associated with application development, which ultimately results in a higher royalty payment to the third party and therefore a lower gross margin for us on distributed products.

Application of Critical Accounting Policies and Estimates

We have identified the policies below as critical to our business operations and understanding of our financial results. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition and Receivables

We recognize revenue from the sale or subscription of its applications to wireless subscribers under distribution agreements with wireless carriers and aggregators in the period in which the applications are purchased or over the period in which the applications are subscribed, assuming that: fees are fixed and determinable; we have no significant obligations remaining; and collection of the related receivable is reasonably assured.

In accordance with Emerging Issues Task Force, EITF, No 99-19, “Reporting Revenue Gross as a Principle Versus Net As an Agent,” we recognize the net amount the wireless carrier or distributor pays to us upon the sale of applications, net of any service or other fees earned and deducted by the wireless carrier or aggregator. We have evaluated our wireless carrier and aggregator agreements and have determined that it is not the principal when selling its applications through wireless carriers.

We estimate revenues from carriers and aggregators in the current period when reasonable estimates of these amounts can be made. Several carriers and aggregators provide reliable sales data within a reasonable time frame following the end of each month, both of which allow us to make reasonable estimates of revenues and therefore to recognize revenues during the reporting period when the end user subscribes to our service. Determination of the appropriate amount of revenue recognized involves judgments and estimates that we believe are reasonable, but it is possible that actual results may differ from our estimates. When we receive the final aggregator reports, broken out by carrier, to the extent not received within a reasonable time frame following the end of each month, we record any differences between estimated revenues and actual revenues in the next reporting period once we determine the actual amounts.

Revenues earned from certain carriers may not be reasonably estimated. If we are unable to reasonably estimate the amount of revenue to be recognized in the current period, we recognize revenues upon the receipt of a carrier revenue report. In order to mitigate the risk of a material misstatement, our management reviews the revenues by carrier on a monthly basis and gross billings on a daily basis to identify unusual trends that could indicate a operational, carrier or market issues which could lead to a material misstatement in any reporting period. Additionally, on a weekly basis, management monitors cash settlements made by carriers to our aggregators.

We make estimates for future refunds, charge backs or credits, and create reserves netted against recorded revenues, in the period for which the sale occurs based on analyses of previous rates and trends which have historically varied between 10% and 17% of Gross Revenue. This reserve is reconciled once a carrier remits total payment to our aggregator, who subsequently remits payment to us usually between 90-120 days after billing.

Reserves recorded based on this estimation process for the year ended December 31, 2005 and for the nine months ended September 30, 2006 amounted to 15% and 11.1% of total revenues, respectively. Historically, differences between our estimates and actual revenues have not been materially different and, as a private company, we have had adequate time to adjust our estimated revenues to actual results once we receive final sales data. On a going forward basis, our quarterly revenues will include a reserve allowance based on historical trends regarding chargebacks.

Impairment of  Long-Lived Assets

We assess impairment of our long-lived assets in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets.” An impairment review is performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered by us include significant underperformances relative to expected historical or projected future operating results; significant changes in the manner of use of the acquired assets or the strategy for our overall business; and significant negative industry or economic trends. When we determine that the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above indicators of impairment, we estimate the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future undiscounted cash flows and eventual disposition is less than the carrying amount of the asset, we recognize an impairment loss. We report an impairment loss in the amount by which the carrying amount of the asset exceeds the fair value of the asset, based on the fair market value if available, or discounted cash flows if not. To date, we have not had an impairment of long-lived assets.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

Accounting for Stock-Based Compensation

The Company has historically utilized the fair value method of recording stock-based compensation as contained in Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” as amended. Compensation expense is measured at the grant dated based on the value of the award and is recognized over the service period, which is usually the vesting period. The fair value of stock options is estimated on the grant date using the Black-Scholes option pricing model.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share-Based Payment,” (SFAS No. 123(R)”), which is a revision of SFAS No. 123. SFAS No. 123(R) supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS No.123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS No. 123(R) also establishes accounting requirements for measuring, recognizing and reporting share-based compensation, including income tax considerations. One such change was the elimination of the minimum value method, which under SFAS No. 123 permitted the use of zero volatility when performing Black-Scholes valuations. Under SFAS No. 123(R), companies are required to use expected volatilities derived from the historical volatility of the company’s stock, implied volatilities from traded options on the company’s stock and other factors. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current accounting literature.

The provisions of SFAS No. 123(R) were effective for and adopted by the Company as of January 1, 2006. As the Company was using the fair market value accounting for stock based compensation pursuant to SFAS No. 123, the adoption of SFAS No. 123(R) was under the modified prospective method. Under the modified prospective application, the cost of new awards and awards modified, repurchased or cancelled after the required effective date and the portion of awards for which the requisite service has not been rendered (unvested awards) that are outstanding as of the required effective date will be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated under SFAS No. 123.

Since the Company had previously recorded stock compensation expense under the fair value method prescribed by SFAS No. 123, the adoption of SFAS No. 123(R) did not have a significant impact on the Company’s results of operations.

Product Development Costs

We expense product development costs, which consist primarily of software development costs, as they are incurred. We account for software development costs in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.” We expense software development costs that we incur in the research and development of software products and enhancements to existing software products until the time when we establish technological feasibility, and we capitalize costs from that time until the product is available for general release to customers. Under our current practice of developing new applications, the technological feasibility of the underlying software is not established until substantially all product development is complete, which generally includes the development of a working model. As a result, to date, we have not capitalized any costs relating to our application development because the costs incurred after the establishment of technological feasibility of our applications have not been significant. In addition, in the future, we will consider the following factors in determining whether costs can be capitalized: the emerging nature of the wireless entertainment market; the rapid evolution of the platforms and mobile phones on which we develop; the lack of pre-orders or sales history for our applications; the uncertainty regarding an application’s revenue-generating potential; our lack of control over the sales channel resulting in uncertainty as to when an application will be available for sale, if at all; and our historical practice of canceling applications throughout each stage of the development process.

Results of Operations

Nine Months Ended September 30, 2006 Compared with Nine Months Ended September 30, 2005

	For the Nine Months Ended September 30,
	2006	2005
Net Sales	$12,543,000	$2,590,000
Cost of Sales	341,000	176,000
Gross Profit	12,202,000	2,414,000
Selling and marketing	6,899,000	1,431,000
General and administrative	3,034,000	619,000
Other expense (income)	228,000	14,000
Income before income taxes	2,041,000	350,000
Provision for income taxes	967,000	143,000
Net Income	$1,074,000	$207,000

Net Sales increased $9,953,000 or 384% to $12,543,000 for the nine months ended September 30, 2006 from $2,590,000 for the corresponding period in 2005. This increase was due to a significant increase in our customer base that is generating, on average, more revenue per customer. Through the nine months ended September 30, 2006 our billable customer base averaged approximately 305,000 users per month as compared to approximately 63,000 users per month during the same period ended September 30, 2005.

Gross Profit increased $9,788,000 to $12,202,000 for the nine months ended September 30, 2006 from $2,414,000 for the corresponding period in 2005. Gross Profit as a percentage of net sales was 97% for the nine months ended September 30, 2006 and 93% for the corresponding period in 2005. This was due to cost improvements and to economies of scale in services provided for recurring subscribers.

Total selling and marketing expenses increased $5,468,000 or 382% to $6,899,000 for the nine months ended September 30, 2006 from $1,431,000 for the corresponding period in 2005. We launched our U.S. text services in July of 2005 and marketed very sparingly as we evaluated our product offerings. The substantial increase is due to having nine months of concentrated marketing in 2006 versus only five months in 2005. As a percentage of net sales, selling and marketing expenses remained constant at 55% for the nine months ended September 30, 2005 and 2006.

Total general and administrative expenses include product development, customer technical support and general expenses. Total general and administrative expenses increased $2,415,000 or 390% to $3,034,000 for the nine months ended September 30, 2006 from $619,000 for the corresponding period in 2005. The increased spending was primarily associated with the ramp up of operations including staffing additions of employees and consultants, office space rental expense and product development. In 2005, the expense represents only four months of expenses versus nine months in 2006.

Operating Profit improved $1,691,000 from $350,000 for the nine months ended September 30, 2005 to $2,041,000 in the corresponding period in 2006. This increase in Operating Profit was the result of the increase in revenue and leveraged operating expenses.

Other Expense (Income) net was ($228,000) for the nine months ended September 30, 2006 as compared with ($14,000) for the nine months ended September 30, 2005.

Net Income improved $867,000 from $207,000 for the nine months ended September 30, 2005 to $1,074,000 in the corresponding period in 2006 as a result of the combination of the factors discussed above.

Fiscal Year ended December 31, 2005 and period from February 23, 2004 (inception) through December 31, 2004

	For the Fiscal Year ended December 31,	For the Period from February 23, 2004 (inception) through December 31,
	2005	2004
Net Sales	$5,867,000	$65,000
Cost of Sales	267,000	43,000
Gross Profit	5,600,000	22,000
Selling and marketing	3,618,000	-
General and administrative	1,289,000	19,000
Other expense (income)	36,000	-
Income before income taxes	657,000	3,000
Provision for income taxes	270,000	1,000
Net Income	$387,000	$2,000

Net Sales increased dramatically from $65,000 in 2004 to $5,867,000 in 2005. The substantial increase in the business was largely due to refocusing and initiating our mobile business in North America. Until January of 2005, we were conducting business in Europe through sales of individual ringtones which were being charged to credit cards. In 2004, the Company was in the first year of operations in Europe with minimal financial and human resources primarily testing the ringtone concept. In January 2005, the mobile market in the United States was opened to allow mobile phone content providers to bill customers on their cell phone bills for purchased content. As a result, we initiated subscription billing for American customers. Subscribers of Cingular/AT&T and Sprint comprised approximately 68% of these revenues. The 2005 Revenues were derived mainly from ringtone and text service offerings. The total subscriber base at December 31, 2005 was approximately 324,000.

Gross Profit was $5,600,000 for the year ended December 31, 2005 compared to $22,000 for the period ended December 31, 2004. Gross Profit as a percentage of net sales was 95.4% for the year ended December 31, 2005 as compared to 33.8% for the period ended December 31, 2004. This high Gross Profit percentage was largely due to the distribution of internally created content to customers coupled with an increased focus on acquiring subscription based customers in 2005.

Total Selling and marketing expenses for the year ended December 31, 2005 was $3,618,000, compared to zero for the period ended December 31, 2004. The main reason for the large increase between the years was our expansion of operations into North America.

Total general and administrative expenses increased $1,270,000 for the period ended December 31, 2005. The increased spending in 2005 was associated with the ramp up of operations including staffing additions of employees and consultants, office space rental expense and product development.

Operating Profit was $657,000 for the year ended December 31, 2005 compared to $3,000 for the period ended December 31, 2004, due largely to subscription-based subscribers in 2005, low acquisition costs and internally developed product offerings.

Other Expense (Income) net was $36,000 for the year ended December 31, 2005 and there was no other expense (income) for the period ended December 31, 2004.

Net Income was $387,000 for the year ended December 31, 2005 compared to $2,000 for the period ended December 31, 2004, as a result of the combination of the factors discussed above.

Liquidity and Capital Resources

New Motion’s cash requirements are principally for working capital. In fiscal year 2005, net cash provided by operating activities was $426,000 and consisted of a net profit of approximately $387,000. The majority of cash used in the operations primarily was earmarked for marketing expenditures related to obtaining subscribers.

Investing Activities during fiscal year 2005 were the result of capital expenditures, primarily for office, computer and video equipment. Net cash used in investing activities was ($103,000) for fiscal year 2005.

Financing Activities during fiscal year 2005 consisted entirely of proceeds from the sale of equity and debt to Stockholders and other third parties. Historically, we funded our working capital needs through the sale of stock, our operations and loans from principal shareholders and officers. Due to the lengthy process of collecting accounts receivable, it was imperative to facilitate loans to cover the shortfall between payment to vendors and collections by carriers. Net cash provided by financing activities was $24,000 for fiscal year 2005.

In January 2007, we sold one share of our Series A Preferred Stock to Trinad Capital Management, Ltd. for aggregate gross proceeds of $3,500,000. These funds will be used for general working capital purposes and for the growth of our business.

In February 2007, we also sold 650 shares of our Series B Preferred Stock to the Series B Investors for aggregate gross proceeds of $6,500,000. These funds will be used for general working capital purposes and for the growth of our business.

Our management expects that with our present cash flows from operating activities, we will require additional working capital in order to continue to grow our operations and develop our products, international markets and business plan as anticipated. We will continue to seek both debt and equity financings in order to satisfy foreseeable working capital needs. There can be no assurance that external financing will be available if needed in the future, or if available, that it would be available on terms acceptable to our management.

Credit Facilities

Due to the payment terms of the carriers requiring in excess of 90 days from the date of billing or sale, we utilize factoring facilities offered by our aggregators. This factoring feature allows for payment of 70% of the prior month’s billings 15-20 days after the end of the month. For this feature, we pay an additional fee of 2.5% - 5% of the amount factored. For the nine months ended September 30, 2006, the gross amount of invoices subject to factoring totals approximately $12,765,000. The total factored amount of these invoices equals approximately $8,790,000. As of September 30, 2006, we had reserves of approximately $1,322,000 against these factored amounts. This factoring facility is offered to us on a recourse basis. Gross Revenues for each month are reported net of any of these factoring fees.

Stock Based Compensation

The Company has historically utilized the fair value method of recording stock-based compensation as contained in Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” as amended. Compensation expense is measured at the grant dated based on the value of the award and is recognized over the service period, which is usually the vesting period. The fair value of stock options is estimated on the grant date using the Black-Scholes option pricing model.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share-Based Payment,” (SFAS No. 123(R)”), which is a revision of SFAS No. 123. SFAS No. 123(R) supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS No.123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS No. 123(R) also establishes accounting requirements for measuring, recognizing and reporting share-based compensation, including income tax considerations. One such change was the elimination of the minimum value method, which under SFAS No. 123 permitted the use of zero volatility when performing Black-Scholes valuations. Under SFAS No. 123(R), companies are required to use expected volatilities derived from the historical volatility of the company’s stock, implied volatilities from traded options on the company’s stock and other factors. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current accounting literature.

The provisions of SFAS No. 123(R) were effective for and adopted by the Company as of January 1, 2006. As the Company was using the fair market value accounting for stock based compensation pursuant to SFAS No. 123, the adoption of SFAS No. 123(R) was under the modified prospective method. Under the modified prospective application, the cost of new awards and awards modified, repurchased or cancelled after the required effective date and the portion of awards for which the requisite service has not been rendered (unvested awards) that are outstanding as of the required effective date will be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated under SFAS No. 123.

Since the Company had previously recorded stock compensation expense under the fair value method prescribed by SFAS No. 123, the adoption of SFAS No. 123(R) did not have a significant impact on the Company’s results of operations.

Debt

We had Secured Convertible Promissory Notes outstanding during the quarter ended September 30, 2006 in the principal amounts of $15,000, $100,000 and $50,000 which were issued to Scott Walker, our then Chief Executive Officer and President and our current Chief Marketing Officer, on June 10, 2005, August 2, 2005, and August 24, 2005, respectively. In addition, we had Secured Convertible Notes in the principal amounts of $35,000, $50,000 and $20,000 which were issued to SGE, a fictitious business name for SGTI, Inc., a corporation owned by Allan Legator, our then and current Chief Financial Officer and Secretary, on June 10, 2005, August 2, 2005, and August 24, 2005, respectively. The notes were convertible into securities issued in our next financing resulting in gross proceeds of at least $500,000 (“Qualified Financing”) at 80% of the per share price in the Qualified Financing. All notes to both Scott Walker and SGE were repaid in full with interest in September 2006.

Pursuant to the terms of the Secured Convertible Notes, each of Scott Walker and SGE were granted a right to receive a warrant to purchase that number of shares in the Qualified Financing equal to 30% of the shares purchasable by the principal amount of the Convertible Notes held by each of Scott Walker and SGE issuable upon consummation of the Qualified Financing. On January 26, 2007, New Motion agreed with each of Scott Walker and SGE that the warrants would entitle Scott Walker to purchase 9,900 shares of New Motion’s common stock at an exercise price of $5.00 per share and SGE to purchase 6,300 shares of New Motion’s common stock at an exercise price of $5.00 per share. After the Exchange and the assumption of the warrants, Scott Walker’s warrant now entitles him to purchase 14,384 shares of Common Stock (on a post-Reverse Split basis) at an exercise price of $3.44 per share and SGE’s warrant now entitles SGE to purchase 9,153 shares of Common Stock (on a post-Reverse Split basis) at an exercise price of $3.44 per share.

On September 7, 2006 we loaned our Chief Executive Officer, Burton Katz, $286,000 under a secured promissory note for the purpose of helping Mr. Katz acquire stock options vested in a prior employer. This amount was fully repaid, with interest, on November 21, 2006.

Off-Balance Sheet Arrangements

Financial instruments that potentially subject us to off-balance sheet risk consist of factored accounts receivable. We sell certain of our trade accounts receivable to factors and are contingently liable to those factors for merchandise disputes and other customer claims.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring the fair value of assets and liabilities. This framework is intended to provide increased consistency in how fair value determinations are made under various existing accounting standards that permit, or in some cases require, estimates of fair market value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier adoption is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. We are currently in the process of evaluating the impact of SFAS No. 157 on our consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes —an interpretation of FASB Statement No. 109 , which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. This Interpretation prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financials statements uncertain tax positions that it has taken or expects to take on a tax return, including a decision whether to file or not to file a return in a particular jurisdiction. Under the Interpretation, the financial statements must reflect expected future tax consequences of these positions presuming the taxing authorities’ full knowledge of the position and all relevant facts. The Interpretation also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of the unrecognized tax benefits. This Interpretation is effective for fiscal years beginning after December 15, 2006. We will adopt this provision in the first quarter of 2007 and are currently evaluating the impact of this provision on our consolidated financial position, results of operations and cash flows.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements, or SAB No. 108, which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. We will be required to adopt the provisions of SAB No. 108 in our fiscal year 2006. We do not believe the adoption of SAB No. 108 will have a material impact on our consolidated financial position, results of operations or cash flows.

Geographic Information

Sales in Europe accounted for the majority of revenue generated in 2004. Sales in the United States accounted for over 98% of all our revenue in 2005 and 99% for the nine months ended September 30, 2006. All of our significant fixed assets are located in California at our headquarters.

Revenue Recognition

We principally derive revenues from the licensing of our products and services to wireless subscribers for a one-time purchase fee or a monthly subscription fee. Substantially all of these fees appear on our customers’ monthly mobile phone bill. In accordance with our third-party aggregators and carrier agreements, the aggregators and carriers, collectively, perform billing and collection functions and remit a percentage of the fees to us. We recognize the net amount of revenues due to us from the wireless carrier net of any fees or other charges. See “Application of Critical Accounting Policies and Estimates—Revenue Recognition.” In addition, we make estimates on chargebacks and returns based on historical trends and book this amount as a contra-revenue. Our customers initiate the purchase of our products and services from our website (www.mobilesidewalk.com), various Internet portal sites or through other delivery mechanisms and carriers are responsible for billing, collecting and remitting to us a percentage of those fees. We also generate limited revenues from third-party brands who wish to leverage the mobile channel.

Qualitative and Quantitative Disclosures About Market Risk

We currently have limited or no financial market risks from changes in foreign currency exchange rates or changes in interest rates and do not use derivative financial instruments. In the future, we may enter into transactions in other currencies. An adverse change in exchange rates would result in a decline in income before taxes, assuming that each exchange rate would change in the same direction relative to the U.S. dollar. In addition to the direct effects of changes in exchange rates, such changes typically affect the volume of sales or foreign currency sales price as competitors’ products become more or less attractive.

RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS REPORT BEFORE PURCHASING SHARES OF OUR COMMON STOCK. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IF ANY OF THE FOLLOWING EVENTS OR OUTCOMES ACTUALLY OCCURS, OUR BUSINESS OPERATING RESULTS AND FINANCIAL CONDITION WOULD LIKELY SUFFER. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO PURCHASE OUR COMMON STOCK.

RISKS RELATING TO OUR BUSINESS

We have a limited operating history in an emerging market, which may make it difficult for you to evaluate our business.

We were incorporated in March 2005 and immediately began offering entertainment products and services directly to consumers through our acquisition of Ringtone Channel Pty Limited. These services and products are billed through wireless carriers to their subscribers. Accordingly, we have a limited history of generating revenues, and the future revenues and income potential of our business is uncertain. As a result of our short operating history in the emerging mobile entertainment industry, we have limited financial data that you can use to evaluate our business. Any evaluation of our business and our prospects must be considered in light of our limited operating history and the risks and uncertainties often encountered by companies in our stage of development. Some of these risks and uncertainties relate to our ability to do the following:

•	Maintain our current, and develop new, wireless carrier and billing aggregator relationships upon which our business currently depends;

•	Respond effectively to competitive pressures;

•	Increase brand awareness and consumer recognition;

•	Attract and retain qualified management and employees;

•	Continue to source or develop premium content for distribution;

•	Continue to upgrade our technology;

•	Continue to upgrade our information processing systems;

•	Continue to develop and source high-quality mobile content that achieves significant market acceptance;

•	Maintain and grow our off-deck distribution, including through our web sites and third-party direct-to-consumer distributors; and

•	Execute our business and marketing strategies successfully

If we are unable to address these risks, our operating results may not meet the expectations of investors, which would likely cause the price of our common stock to decline.

Our business currently relies on wireless carriers and aggregators to facilitate billing and collections in connection with our entertainment products sold and services rendered, and the loss of, or a material change in, any of these relationships could materially and adversely affect our business, operating results and financial condition.

We currently generate, and we expect to continue to generate, the majority of our revenues from the sale of our products and services directly to consumers which are billed through wireless aggregators and carriers. For the nine months ended September 30, 2006, we billed approximately 43% of our revenues through our aggregator Mobile Messenger and 48% of our revenues through aggregation services provided by GoldPocket Wireless. In 2005, we billed approximately 78% of our revenues from a partnership with Buongiorno USA and approximately 22% of our revenues through our aggregator Mobile Messenger. We expect that we will continue to generate a significant portion of our revenues through a limited number of aggregators for the foreseeable future, although these aggregators may vary from period to period.

Our aggregator agreements are not exclusive and generally have a limited term of one or two years with evergreen or automatic renewal provisions upon expiration of the initial term. These agreements set out the terms of our relationships with the carriers. In addition, any party can terminate these agreements early, and in some instances, without cause.

Many other factors outside our control could impair our carrier relationships, including the following:

•	a carrier’s preference for or decision to provision delivery of our products and services to their customer base;

•	a carrier’s decision to offer its own competing entertainment applications, products and services;

•	a carrier’s decision to offer similar entertainment applications, products and services to its subscribers for free;

•	a carrier’s network encountering technical problems that disrupt the delivery of or billing for our applications; or

•	a carrier’s decision to increase the fees it charges to market and distribute our applications, thereby increasing its own revenues and decreasing our share of revenues.

If one or more of these wireless carriers decides not to offer off-deck applications we may be unable to replace the revenue source with an acceptable alternative, causing us to lose access to the subscribers covered by that wireless carrier, which could materially harm our business, operating results and financial condition.

We may need additional funding to support our operations and capital expenditures, which may not be available to us and which lack of availability could adversely affect our business.

We expect we may need additional capital to continue to expand our operations, and to make strategic or necessary product or business acquisitions. As part of our planned growth and expansion, we will be required to make expenditures necessary to expand and improve our operating and management infrastructure. We also plan to invest more heavily in research and development of new products and services. In addition, we may need additional funds to pursue business opportunities (such as acquisitions of complementary businesses), to react to unforeseen difficulties or to respond to competitive pressures.

If our capital resources are insufficient, we will need to raise additional funds. While we will continue to seek out additional debt and equity financing, we currently have no committed sources of additional capital, and there can be no assurance that any financing arrangements will be available in amounts or on terms acceptable to us, if at all. Furthermore, the sale of additional equity or convertible debt securities may result in additional dilution to existing stockholders. If adequate additional funds are not available, we may be required to delay, reduce the scope of or eliminate material parts of the implementation of our business strategy. This limitation could substantially harm our business, results of operations and financial condition.

We have a limited operating history and there can be no assurance that we will maintain profitability.

We have a limited operating history and we cannot guarantee that we will remain profitable. Even if we sustain profitability, given the competitive and evolving nature of the industry in which we operate, we may not be able to sustain, continue or increase profitability and our failure to do so would adversely affect our business, including our ability to raise additional funds.

The markets in which we operate are highly competitive and many of our competitors have greater resources than we do.

The development, distribution and sale of wireless entertainment applications is a highly competitive business. We compete primarily on the basis of marketing acquisition cost, brand awareness, and carrier and distribution breadth. We also compete for experienced and talented employees.

Currently, we consider our primary competitors to be Jamster, Buongiorno, Flycell, Thumbplay and Dada Mobile. In the future, likely competitors may include other major media companies, traditional video game publishers, content aggregators, wireless software providers and other pure-play wireless entertainment publishers. Wireless carriers may also decide to develop and distribute their own similar wireless entertainment applications, products and services and as such they might refuse to distribute some or all of our applications or may deny us access to all or part of their networks.

Some of our competitors’ advantages over us include the following:

•	substantially greater revenues and financial resources;

•	stronger brand names and consumer recognition;

•	the capacity to leverage their marketing expenditures across a broader portfolio of wireless and non-wireless products;

•	pre-existing relationships with brand holders;

•	more resources to make acquisitions; and

•	broader geographic presence.

If we are not as successful as our competitors in our target markets, our sales could decline, our margins could be negatively impacted and we could lose market share, any of which could materially harm our business.

Our success depends on our ability to develop new applications products and services that our customers will continue to buy.

Our success depends on providing applications, products and services that offer our customers a high-quality entertainment experience. We must continue to invest significant resources in research and development to enhance our offering of wireless applications and introduce new applications that our customers will continue to buy. Our operating results would suffer if our applications are not responsive to the preferences of our customers or are not effectively brought to market.

The planned timing or introduction of new applications is subject to risks and uncertainties. Unexpected technical, operational, deployment, distribution, carrier approval, or other problems could delay or prevent the introduction of new applications, which could result in a loss of, or delay in, revenues or damage to our reputation and brand. If any of our applications is introduced with defects, errors or failures, we could experience decreased sales, loss of customers and damage to our reputation and brand. In addition, new applications may not achieve sufficient market acceptance to offset the costs of development. Our success depends, in part, on unpredictable and volatile factors beyond our control, including customer preferences, competing applications and the availability of other entertainment activities. A shift in mobile phone usage or the entertainment preferences of our customers could cause a decline in our applications’ popularity that could materially reduce our revenues and harm our business.

We continuously develop and introduce new applications for use on next-generation mobile phones. We must make product development decisions and commit significant resources well in advance of the anticipated introduction of a new mobile phone model. New mobile phone models for which we are developing applications may be delayed, may not be commercially successful, may have a shorter life cycle than anticipated or may not be adequately promoted by wireless carriers or the mobile phone manufacturer. If the mobile phone models for which we are developing applications are not released when expected or do not achieve broad market penetration, our potential revenues will be limited and our business will suffer.

We depend on a limited number of applications, products and services for a significant portion of our revenues.

We derive a significant portion of our revenues from a limited number of applications. In fiscal year 2005 and the first nine months of fiscal year 2006, we generated approximately 67% and 9%, respectively, of our revenues from our Ringtone application and approximately 33% and 90%, respectively of our revenues from our Trivia applications. We expect to continue to derive a substantial portion of our revenues from Ringtone and Trivia applications and a limited number of other applications in the foreseeable future. Due to this dependence on a limited number of applications, the failure to achieve anticipated results with any one of these key applications may harm our business. Additionally, if we cannot develop new applications that are as successful as our Trivia application, our future revenues could be limited and our business will suffer.

We rely on independent third parties for the development of many of our applications, products and services.

We rely on independent third-party developers to develop many of our entertainment applications, products and services, which subjects us to the following risks:

•	Key developers who worked for us in the past may choose to work for our competitors;

•	developers currently under may try to renegotiate our agreements with them on terms less favorable to us; and

•	our developers may be unable or unwilling to allocate sufficient resources to complete our applications on a timely or satisfactory basis or at all.

If our developers terminate their relationships with us or negotiate agreements with terms less favorable to us, we would have to increase our internal development staff, which would be a time consuming and potentially costly process. If we are unable to increase our internal development staff in a cost-effective manner or if our current internal development staff fails to create successful applications, our earnings could be materially diminished.

We face challenges in managing the rapid growth of our business.

We have experienced, and continue to experience, rapid growth in our business. This growth has placed, and may continue to place, significant demands on our management and our operational and financial infrastructure. To manage our growth effectively, we must continue to improve and enhance our operational, financial and management controls in order to maintain efficiency and innovation in our growing organization. We must also enhance our reporting systems and procedures to ensure timely and accurate periodic public disclosure of our operations and we will need to hire additional personnel. These systems enhancements and improvements will require significant expenditures and allocation of valuable management resources. If we fail to maintain the efficiency of our organization as it grows, our profit margins will decline and our earnings could be materially diminished.

We plan to expand our technology, sales, administrative and marketing organizations. Any growth in or expansion of our business is likely to continue to place a strain on our management and administrative resources, infrastructure and systems. As with other growing businesses, we expect that we will need to further refine and expand our business development capabilities, our systems and processes and our access to financing sources. We also will need to hire, train, supervise and manage new employees. These processes are time consuming and expensive, will increase management responsibilities and will divert management attention. We cannot assure you that we will be able to:

•	expand our systems effectively or efficiently or in a timely manner;

•	allocate our human resources optimally;

•	meet our capital needs;

•	identify and hire qualified employees or retain valued employees; or

•	incorporate effectively the components of any business or product line that we may acquire in our effort to achieve growth.

Our inability or failure to manage our growth and expansion effectively could harm our business and materially and adversely affect our operating results and financial condition.

We may not be able to adequately protect our intellectual property rights.

We rely in part on patent, trade secret, unfair competition, trade dress and trademark law to protect our rights to certain aspects of our product offerings, including our software technologies, domain names and recognized trademarks, all of which we believe are important to the success of our products and our competitive position. There can be no assurance that any of our trademark applications will result in the issuance of a registered trademark, or that any trademark granted will be effective in thwarting competition or be held valid if subsequently challenged. In addition, there can be no assurance that the actions taken by us to protect our proprietary rights will be adequate to prevent imitation of our products, that our proprietary information will not become known to competitors, that we can meaningfully protect our rights to unpatented proprietary information or that others will not independently develop substantially equivalent or better products that do not infringe on our intellectual property rights. We could be required to devote substantial resources to enforce and protect our intellectual property, which could divert our resources and result in increased expenses. In addition, an adverse determination in litigation could subject us to the loss of our rights to particular intellectual property, could require us to grant licenses to third parties, could prevent us from selling or using certain aspects of our products or could subject us to substantial liability, any of which could harm our business.

We may become subject to litigation for infringing the intellectual property rights of others.

Others may initiate claims against us for infringing on their intellectual property rights. We may be subject to costly litigation relating to such infringement claims and we may be required to pay compensatory and punitive damages or license fees if we settle or are found culpable in such litigation, we may be required to pay damages, including punitive damages. In addition, we may be precluded from offering products that rely on intellectual property that is found to have been infringed by us. We also may be required to cease offering the affected products while a determination as to infringement is considered. These developments could cause a decrease in our operating income and reduce our available cash flow, which could harm our business and cause our stock price to decline.

If we fail to deliver our applications to correspond with the commercial introduction of new mobile phone models, our sales may suffer.

Our business is tied, in part, to the commercial introduction of new mobile phone models with enhanced features, including color screens and greater processing power. Many new mobile phone models are released in the final quarter of the year to coincide with the holiday shopping season. We cannot control the timing of these mobile phone launches. Some of our customers download our applications soon after they purchase their new mobile phones in order to experience the new features of those phones. If we miss the opportunity to sell applications when our customers upgrade to a new mobile phone due to application launch delays, our sales may suffer. In addition, if we miss the key holiday selling period, either because the introduction of a new mobile phone model is delayed or we do not successfully deploy our applications in time for the holiday selling season, our sales may suffer.

Our business and growth may suffer if we are unable to hire and retain key personnel who are in high demand.

We depend on the continued contributions of our senior management and other key personnel, many of whom may be difficult to replace. The loss of the services of any of our executive officers or other key employees could harm our business. All of our executive officers and key employees are at-will employees. Our future success also depends on our ability to identify, attract and retain highly skilled technical, managerial, finance, marketing and creative personnel. Qualified individuals are in high demand, and we may incur significant costs to attract them. If we are unable to attract or retain the personnel we need to succeed, our business may suffer.

Many of our senior management personnel and other key employees have become, or will soon become, substantially vested in their initial restricted stock, or stock option, grants. Employees may be more likely to leave us if their owned shares or the shares underlying their options have significantly appreciated in value relative to the original purchase price of the shares or the option exercise price.

Our senior management’s limited experience managing a publicly traded company may divert management’s attention from operations and harm our business.

Our management team has relatively limited recent experience managing a publicly traded company and complying with federal securities laws, including compliance with recently adopted disclosure requirements on a timely basis. Our management will be required to design and implement appropriate programs and policies in responding to increased legal, regulatory compliance and reporting requirements, and any failure to do so could lead to the imposition of fines and penalties and harm our business.

System or network failures could reduce our sales, increase costs or result in a loss of customers.

Any disruption to the carriers’ or our services, billing systems, information systems or communications networks could result in the inability of our customers to download our applications. If any of these systems fails, there is an interruption in the supply of power, an earthquake, fire, flood or other natural disaster, or an act of war or terrorism, our customers may be unable to access our applications. Any disruption to the carriers’ or our systems could cause us to lose customers or revenues or incur substantial repair costs and distract management from operating our business.

The acquisition of other companies, businesses or technologies could result in operating difficulties, dilution and other harmful consequences.

We may selectively pursue strategic acquisitions, any of which could be material to our business, operating results and financial condition. Future acquisitions could divert management’s time and focus from operating our business. In addition, integrating an acquired company, business or technology is risky and may result in unforeseen operating difficulties and expenditures associated with integrating employees from the acquired company into our organization and integrating each company’s accounting, management information, human resources and other administrative systems to permit effective management. Foreign acquisitions might involve unique risks related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries.

The anticipated benefits of our future acquisitions may not materialize. Future acquisitions or dispositions could result in potentially dilutive issuances of our equity securities, including our common stock, the incurrence of debt, contingent liabilities or amortization expenses, or write-offs of goodwill, any of which could harm our financial condition. Future acquisitions may also require us to obtain additional financing, which may not be available on favorable terms or at all.

Expansion into international markets is important to our long-term strategy, and our limited experience in the operation of our international businesses may be a risk to our success.

An important element of our business strategy is international expansion. International sales are expected to be, an important component of our revenues in the future. Risks affecting our international operations include:

•	challenges caused by distance, language and cultural differences;

•	multiple, conflicting and changing laws and regulations, including difficulties in enforcing intellectual property rights;

•	foreign exchange controls that might prevent us from repatriating income earned in countries outside the United States;

•	political and economic instability;

•	higher costs associated with doing business internationally;

•	restrictions on the export or import of technology;

•	difficulties in staffing and managing international operations;

•	variations in tariffs, quotas, taxes and other market barriers; and

•	greater fluctuations in sales to customers in developing countries, including longer payment cycles and greater difficulty collecting accounts receivable.

These risks could harm our international expansion efforts, which could in turn materially and adversely affect our business, operating results and financial condition.

We face risks associated with currency exchange rate fluctuations.

Although we currently transact business primarily in U.S. dollars, a larger portion of our revenues may be denominated in foreign currencies as we expand our international operations. Conducting business in currencies other than U.S. dollars subjects us to fluctuations in currency exchange rates that could have a negative impact on our reported operating results. Fluctuations in the value of the U.S. dollar relative to other currencies impact our revenues, cost of revenues and operating margins and result in foreign currency translation gains and losses. Historically, we have not engaged in exchange rate hedging activities. Although we may implement hedging strategies to mitigate this risk, these strategies may not eliminate our exposure to foreign exchange rate fluctuations and involve costs and risks of their own.

Changes to financial accounting or other standards may affect our operating results and cause us to change our business practices.

We prepare our financial statements to conform with generally accepted accounting principles, or GAAP, in the United States. These accounting principles are subject to interpretation by the American Institute of Certified Public Accountants, the SEC and various other bodies. A change in those policies could have a significant effect on our reported results and may affect our reporting of transactions completed before a change is announced.

For example, we have used stock options and other long-term equity incentives as a fundamental component of our employee compensation packages. We believe that stock options and other long-term equity incentives directly motivate our employees to maximize long-term stockholder value and, through the use of vesting, encourage employees to remain with our company. Several regulatory agencies and entities are considering regulatory changes that could make it more difficult or expensive for us to grant stock options to employees. For example, the Financial Accounting Standards Board has announced that it will propose changes to GAAP that, if implemented, may require us to record a charge to earnings for employee stock option grants. In addition, regulations implemented by the Nasdaq National Market generally require stockholder approval for all stock option plans, which could make it more difficult or expensive for us to grant stock options to employees. We may, as a result of these changes, incur increased compensation costs, change our equity compensation strategy or find it difficult to attract, retain and motivate employees, each of which could materially and adversely affect our business, operating results and financial condition.

If we are not able to respond to the adoption of technological innovation in our industry and changes in consumer demand, our products will cease to be competitive, which could result in a decrease in revenue and harm our business.

Our future success will depend, in part, on our ability to keep up with changes in consumer tastes and our continued ability to differentiate our products through implementation of new technologies. We may not, however, be able to successfully do so, and our competitors may be able to implement new technologies at a much lower cost. These types of developments could render our products less competitive and possibly eliminate any differentiating advantage that we might hold at the present time.

Our financial results could vary significantly from quarter to quarter and are difficult to predict.

Our revenues and operating results could vary significantly from quarter to quarter because of a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. In addition, we may not be able to predict our future revenues or results of operations. We base our current and future expense levels on our internal operating plans and sales forecasts, and our operating costs are to a large extent fixed. As a result, we may not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenues, and even a small shortfall in revenues could disproportionately and adversely affect financial results for that quarter. Products and carrier relationships may represent meaningful portions of our revenues and net income in any quarter. We may incur significant or unanticipated expenses when licenses are renewed. In addition, any payments due to us from carriers may be delayed because of changes or issues with those carriers’ processes.

In addition to other risk factors discussed in this section, factors that may contribute to the variability of our quarterly results include:

•	The timing of charges related to impairments of goodwill, intangible assets, prepaid royalties and guarantees;

•	Changes in pricing policies by us, our competitors or our carriers and other distributors;

•	Changes in the mix of original and licensed content, which have varying gross margins;

•	The timing of successful mobile handset launches;

•	Fluctuations in the size and rate of growth of overall consumer demand for mobile related content;

•	Strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	Charges related to our acquisition of certain of the assets of Mobliss, and other acquisitions;

•	Accounting rules governing recognition of revenue;

•	The timing of compensation expense associated with equity compensation grants; and

•	Decisions by us to incur additional expenses, such as increases in marketing or research and development.

As a result of these and other factors, our operating results may not meet the expectations of investors or public market analysts who choose to follow our company. Failure to meet market expectations would likely result in decreases in the trading price of our common stock.

Changes to financial accounting standards and new exchange rules could make it more expensive to issue stock options to employees, which would increase compensation costs and might cause us to change our business practices.

We prepare our financial statements to conform with accounting principles generally accepted in the United States. These accounting principles are subject to interpretation by the Financial Accounting Standards Board, or FASB, the Securities and Exchange Commission, or SEC, and various other bodies.

A change in those principles could have a significant effect on our reported results and might affect our reporting of transactions completed before a change is announced. For example, we have used stock options as a fundamental component of our employee compensation packages. We believe that stock options directly motivate our employees to maximize long-term stockholder value and, through the use of vesting, encourage employees to remain in our employ. Several regulatory agencies and entities have made regulatory changes that could make it more difficult or expensive for us to grant stock options to employees. For example, the FASB released Statement of Financial Accounting Standards, or SFAS, No. 123R, Share-Based Payment that required us to record a charge to earnings for employee stock option grants beginning in 2006. We may, as a result of these changes, incur increased compensation costs, change our equity compensation strategy or find it difficult to attract, retain and motivate employees, any of which could materially and adversely affect our business, operating results and financial condition.

RISKS RELATING TO OUR INDUSTRY

Wireless communications technology is changing rapidly, and we may not be successful in working with these new technologies.

Wireless network and mobile phone technologies are undergoing rapid innovation. New mobile phones with more advanced processors and supporting advanced programming languages continue to be introduced in the market. We have no control over the demand for, or success of, these products. However, if we fail to anticipate and adapt to these and other technological changes, our market share and our operating results may suffer. Our future success will depend on our ability to adapt to rapidly changing technologies, develop applications to accommodate evolving industry standards and improve the performance and reliability of our applications. In addition, the widespread adoption of networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our entertainment applications.

The markets for our applications, products and services are also characterized by frequent new mobile phone model introductions and shortening mobile phone model life cycles. The development of new, technologically advanced applications to match the advancements in mobile phone technology is a complex process requiring significant research and development expense, as well as the accurate anticipation of technological and market trends. As the life cycle of mobile phone models and other wireless devices shortens, we will be required to develop and adapt our existing applications and create new applications more quickly. These efforts may not be successful. Any failure or delay in anticipating technological advances or developing and marketing new applications that respond to any significant change in technology or customer demand could limit the available channels for our applications and limit or reduce our sales.

Our success depends on the continuing adoption of entertainment applications by wireless subscribers.

We operate in a developing industry. Currently, only a limited number of wireless subscribers download entertainment applications, products and services to their mobile phones. Our success depends on growth in the number of wireless subscribers who use their mobile phones to access data services and, in particular, entertainment applications, products and services. If this market does not continue to grow or we are unable to acquire new customers, our business growth, operating results and financial condition could be materially and adversely affected.

Actual or perceived security vulnerabilities in mobile phones could adversely affect our revenues.

Maintaining the security of mobile phones and wireless networks is critical for our business. There are individuals and groups who develop and deploy viruses, worms and other malicious software programs that may attack wireless networks and mobile phones. Recently, security experts identified what appears to be the first computer “worm” program targeted specifically at mobile phones. The worm, entitled “Cabir,” targets mobile phones running the Symbian® operating system. While the “Cabir” worm has not been widely released and presents little immediate risk to our business, we believe future threats could lead some customers to seek to return our applications, reduce or delay future purchases or reduce or delay the use of their mobile phones. Wireless carriers and mobile phone manufacturers may also increase their expenditures on protecting their wireless networks and mobile phone products from attack, which could delay adoption of new mobile phone models. Any of these activities could adversely affect our revenues.

Changes in government regulation of the media and wireless communications industries may adversely affect our business.

It is possible that a number of laws and regulations may be adopted in the United States and elsewhere which could restrict the media and wireless communications industries, including customer privacy, taxation, content suitability, copyright, distribution and antitrust. Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as ours conducting business through wireless carriers. Changes in current laws or regulations or the imposition of new laws and regulations in the United States or elsewhere regarding the media and wireless communications industries may lessen the growth of wireless communications services and may materially reduce our ability to increase or maintain sales of our applications.

A decline in, or limitation on, the use of mobile phones would negatively impact our business.

A number of public and private entities have begun to restrict the use of mobile phones on their premises. For example, many places of worship, restaurants, hospitals, medical offices, libraries, museums, concert halls and other private and public businesses restrict the use of mobile phones due to privacy concerns, the inconvenience caused by mobile phone users to other patrons and the disruption mobile phones may cause to other electronic equipment at these locations.

Legislation has also been proposed in the U.S. Congress and by many states and municipalities to restrict or prohibit the use of mobile phones while driving motor vehicles. Some states and municipalities in the United States have already passed laws restricting the use of mobile phones while driving, and similar laws have been enacted in other countries. These laws and other potential laws prohibiting or restricting the use of mobile phones could reduce demand for mobile phones generally and, accordingly, the demand for our applications, which could reduce our ability to increase or maintain sales of our applications.

A number of studies have examined the health effects of mobile phone use and the results of some of the studies have been interpreted as evidence that mobile phone use causes adverse health effects. The establishment of a link between the use of mobile phone services and health problems, and any media reports suggesting such a link, could reduce demand for mobile phones and, accordingly, the demand for our applications.

Our business depends on the growth and maintenance of wireless communications infrastructure.

Our success will depend on the continued growth and maintenance of wireless communications infrastructure in the United States and around the world. This includes deployment and maintenance of reliable next-generation digital networks with the necessary speed, data capacity and security for providing reliable wireless communications services. Wireless communications infrastructure may be unable to support the demands placed on it if the number of customers continues to increase, or if existing or future customers increase their bandwidth requirements. In addition, viruses, worms and similar break-ins and disruptions from illicit code or unauthorized tampering may harm the performance of wireless communications. If a well-publicized breach of security were to occur, general mobile phone usage could decline, which could reduce the demand for and use of our applications. Wireless communications experience a variety of outages and other delays as a result of infrastructure and equipment failures, and could face outages and delays in the future. These outages and delays could reduce the level of wireless communications usage as well as our ability to distribute our applications successfully.

RISKS RELATING TO OUR COMMON STOCK

There is a limited trading market for our common stock.

Although prices for our shares of common stock are quoted on the OTC Bulletin Board (under the symbol MPNC.OB), there is no established public trading market for our common stock, and no assurance can be given that a public trading market will develop or, if developed, that it will be sustained.

The liquidity of our common stock will be affected by its limited trading market.

Bid and ask prices for shares of our common stock are quoted on the OTC Bulletin Board under the symbol MPNC.OB. We expect to continue to have our shares quoted under that symbol until we change our name. There is currently no broadly followed, established trading market for our common stock. While we are hopeful that following the Exchange, we will command the interest of a greater number of investors, an established trading market for our shares of common stock may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. The absence of an active trading market reduces the liquidity of our common stock. As a result of the lack of trading activity, the quoted price for our common stock on the OTC Bulletin Board is not necessarily a reliable indicator of its fair market value. Further, if we cease to be quoted, holders of our common stock would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and the market value of our common stock would likely decline.

If and when a trading market for our common stock develops, the market price of our common stock is likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the offering price.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including announcements of new products or services by our competitors. In addition, the market price of our common stock could be subject to wide fluctuations in response to a variety of factors, including:

•	quarterly variations in our revenues and operating expenses;

•	developments in the financial markets, and the worldwide or regional economies;

•	announcements of innovations or new products or services by us or our competitors;

•	fluctuations in merchant credit card interest rates;

•	significant sales of our common stock or other securities in the open market;

•	changes in accounting principles.

In the past, stockholders have often instituted securities class action litigation after periods of volatility in the market price of a company’s securities. If a stockholder were to file any such class action suit against us, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business to respond to the litigation, which could harm our business.

Substantial future sales of our common stock in the public market could cause our stock price to fall.

Upon the effectiveness of any registration statement that we may file with respect to the resale of shares held by the Stockholders, a significant number of our shares of common stock may become eligible for sale. The sale of these shares could depress the market price of our common stock. Sales of a significant number of shares of our common stock in the open market could harm the market price of our common stock. A reduced market price for our shares could make it more difficult to raise funds through future offering of common stock.

Moreover, as additional shares of our common stock become available for resale in the open market (including shares issued upon the exercise of our outstanding warrants), the supply of our publicly traded shares will increase, which could decrease its price.

Some of our shares may also be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our shares. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market shares up to an amount equal to 1% of the outstanding shares.

The sale of securities by us in any equity or debt financing could result in dilution to our existing stockholders and have a material adverse effect on our earnings.

Any sale of common stock by us in a future private placement offering could result in dilution to the existing stockholders as a direct result of our issuance of additional shares of our capital stock. In addition, our business strategy may include expansion through internal growth, by acquiring complementary businesses, by acquiring or licensing additional brands, or by establishing strategic relationships with targeted customers and suppliers. In order to do so, or to finance the cost of our other activities, we may issue additional equity securities that could dilute our stockholders’ stock ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets if we acquire another company and this could negatively impact our earnings and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our common stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us downgrade our common stock, our common stock price would likely decline. If analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline.

We will incur increased costs as an operating public company.

As a public company with operations, we will incur significant legal, accounting and other expenses that we did not incur as a shell company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC and the Nasdaq National Market, have required changes in corporate governance practices of public companies. As a public company with operations, we expect these new rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, as a result of being a public company with operations, we will be required to create additional board committees and adopt policies regarding internal controls and disclosure controls and procedures. In addition, we will incur additional costs associated with our public company reporting requirements. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, but we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

The trading of our common stock on the OTC Bulletin Board and the potential designation of our common stock as a “penny stock” could impact the trading market for our common stock.

Our securities, as traded on the OTC Bulletin Board, may be subject to SEC rules that impose special sales practice requirements on broker-dealers who sell these securities to persons other than established customers or accredited investors. For the purposes of the rule, the phrase “accredited investors” means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse’s income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction before the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of purchasers to sell their securities in any market that might develop therefore.

In addition, the SEC has adopted a number of rules to regulate “penny stock” that restrict transactions involving these securities. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Because our securities may constitute “penny stock” within the meaning of the rules, the rules would apply to us and to our securities.

Stockholders should be aware that, according to SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

If we fail to maintain an effective system of internal controls, we might not be able to report our financial results accurately or prevent fraud; in that case, our stockholders could lose confidence in our financial reporting, which would harm our business and could negatively impact the price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. In addition, Section 404 of the Sarbanes-Oxley Act of 2002 will require us to evaluate and report on our internal control over financial reporting and have our independent registered public accounting firm attest to our evaluation beginning with our Annual Report on Form 10-K for the year ending December 31, 2007. We are in the process of preparing and implementing an internal plan of action for compliance with Section 404 and strengthening and testing our system of internal controls to provide the basis for our report. The process of implementing our internal controls and complying with Section 404 will be expensive and time consuming, and will require significant attention of management. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we conclude, and our independent registered public accounting firm concurs, that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our independent registered public accounting firm discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price.

We have not paid dividends in the past and do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation on the value of our common stock.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. To the extent we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur. In addition, investors must rely on sales of their common stock after price appreciation as the only way to realize their investment, and if the price of our stock does not appreciate, then there will be no return on investment. Investors seeking cash dividends should not purchase our common stock.

Our officers, directors and principal stockholders can exert significant influence over us and may make decisions that are not in the best interests of all stockholders.

Our officers, directors and principal stockholders (greater than 5% stockholders) collectively beneficially own approximately 97.8% of our outstanding common stock. As a result, these stockholders will be able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our common stock could have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider.

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

Our restated certificate of incorporation, as amended, our bylaws and Delaware law contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

Maintaining and improving our financial controls and the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified members for our board of directors.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. The requirements of these rules and regulations increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. This can be difficult to do. For example, we depend on the reports of wireless carriers for information regarding the amount of sales of our games and related applications and to determine the amount of royalties we owe branded content licensors and the amount of our revenues. These reports may not be timely, and in the past they have contained, and in the future they may contain, errors.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we will need to expend significant resources and provide significant management oversight. We have a substantial effort ahead of us to implement appropriate processes, document the system of internal control over relevant processes, assess their design, remediate any deficiencies identified and test their operation. As a result, management’s attention may be diverted from other business concerns, which could harm our business, operating results and financial condition. These efforts will also involve substantial accounting-related costs.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our Common Stock beneficially owned on February 12, 2007, prior to giving effect to the Closing and the issuance of shares of Series B Preferred Stock, and assuming the conversion of the outstanding Series A Preferred Stock into Common Stock, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our executive officers and directors, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted. Except as set forth herein, there are not any pending or anticipated arrangements that may cause a change in control of our company. At February 12, 2007, 75,000,000 shares of Common Stock were outstanding, and one share of Series A Preferred Stock was outstanding, which is convertible into 360,000,000 shares of Common Stock.

	Shares Beneficially Owned (2)
Name of Beneficial Owner (1)	Amount of Beneficial Ownership (Pre-Reverse Split)	Amount of Beneficial Ownership (Post-Reverse Split)	Percent of Beneficial Ownership
Executive Officers and Directors
Robert S. Ellin (3)	429,750,000	1,432,500	98.8%
Jay A. Wolf (3)	429,750,000	1,432,500	98.8%
Barry I. Regenstein	—	—	—
Jerome Chazen c/o Chazen Capital Partners 767 Fifth Avenue New York, New York 10153	238,011	794	*
All Executive Officers and Directors as a Group (4 persons)	429,988,011	1,433,294	98.8%

	Shares Beneficially Owned (2)
Name of Beneficial Owner (1)	Amount of Beneficial Ownership (Pre-Reverse Split)	Amount of Beneficial Ownership (Post-Reverse Split)	Percent of Beneficial Ownership
5% Stockholders
Trinad Capital Master Fund, Ltd. (3)	429,750,000	1,432,000	98.8%
Trinad Management, LLC Trinad Capital LP Trinad Advisors GP, LLC

* Less than 1%.

(1)  Unless otherwise stated, the address is c/o Trinad Management LLC, 2121 Avenue of the Stars, Suite 1650, Los Angeles, California 90067.

(2)  Assumes the conversion of the one outstanding share of Series A Preferred Stock into Common Stock, such that a total of 435,000,000 shares of Common Stock are outstanding as of February 12, 2007.

(3)  Jay A. Wolf is an individual whose principal occupation is to serve as portfolio manager and managing director of Trinad Management, LLC, the manager of the Trinad Capital Master Fund, Ltd., and the managing director of Trinad Advisors GP, LLC, the general partner of Trinad Capital LP, a principal stockholder of Trinad Capital Master Fund, Ltd.

Robert S. Ellin is an individual whose principal occupation is to serve as portfolio manager and the managing member of Trinad Advisors GP, LLC, the general partner of Trinad Capital LP, a principal stockholder of Trinad Capital Master Fund, Ltd., and the managing member of Trinad Management, LLC, the manager of the Trinad Capital Master Fund, Ltd.

As of the date hereof, Trinad Capital Master Fund, Ltd. is the beneficial owner of 429,750,000 shares of the Common Stock (assuming the conversion of the Series A Preferred Stock), representing approximately 98.8% of the Common Stock on an as converted basis. Trinad Management, LLC (as the manager of the Trinad Capital Master Fund, Ltd. and Trinad Capital LP), Robert S. Ellin and Jay A. Wolf (as a Managing Member and Managing Director, respectively of Trinad Advisors GP, LLC and Trinad Management, LLC) may be deemed to be the beneficial owner of 429,750,000 shares of the Common Stock held by Trinad Capital Master Fund, Ltd. representing approximately 98.8% of the outstanding Common Stock on an as converted basis.

Trinad Capital LP (as the owner of 90% of the shares of Trinad Capital Master Fund, Ltd.) and Trinad Advisors GP, LLC (as the general partner of Trinad Capital LP), each may be deemed to be the beneficial owner of 90% of the shares of the 429,750,000 shares of the Common Stock (on an as converted basis) held by Trinad Capital Master Fund, Ltd., representing 88.9% of the outstanding Common Stock on an as converted basis. Each of Trinad Capital LP, Trinad Management, LLC and Trinad Advisors GP, LLC disclaim beneficial ownership of the shares of Common Stock directly beneficially owned by Trinad Capital Master Fund, Ltd.

Each of Robert S. Ellin and Jay A. Wolf disclaim beneficial ownership of the shares of Common Stock directly beneficially owned by Trinad Capital Master Fund, Ltd. except to the extent of his pecuniary interests therein. Robert S. Ellin and Jay A. Wolf have shared power to direct the vote and shared power to direct the disposition of these shares of Common Stock.

The following table sets forth certain information regarding our common stock beneficially owned on February 12, 2007, immediately following the Closing, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each executive officer and director, and (iii) all executive officers and directors as a group, on a pro forma basis to reflect (a) the completion of the sale of shares of our Series B Preferred Stock and (b) the conversion of our Preferred Stock into Common Stock, assuming such transactions were completed as of such date. Based on the foregoing assumptions, the table reflects a total of 3,004,106,500 shares of Common Stock and 10,013,688 shares of Common Stock outstanding as of February 12, 2007 on a pre- and post-Reverse Split basis, respectively.

	Shares Beneficially Owned
Name of Beneficial Owner (1)	Amount of Beneficial Ownership (Pre-Reverse Split)	Amount of Beneficial Ownership (Post-Reverse Split)	Percent of Beneficial Ownership
Burton Katz	—	—	—
Allan Legator (2)	56,012,720	186,709	1.8%
Scott Walker (3)	815,040,031	2,716,800	26.2%
Raymond Musci	130,746,384	435,821	4.4%
Shane Maidy (4)	14,527,376	48,425	*
Drew Larner (5)	13,074,638	43,582	*
Robert S. Ellin (6) c/o Trinad Management LLC 2121 Avenue of the Stars, Suite 1650 Los Angeles, California 90067	429,750,000	1,432,500	14.3%
Jerome Chazen (7) c/o Chazen Capital Partners 676 Fifth Avenue New York, New York 10153	15,238,011	50,794	*
All Executive Officers and Directors as a Group (8 persons) (8)	1,474,389,160	4,914,631	48.1%

5% Stockholders
MPLC Holdings, LLC (9) 15260 Ventura Boulevard, 20th Floor Sherman Oaks, California 91403	821,507,861	2,738,360	27.4%

	Shares Beneficially Owned
Name of Beneficial Owner (1)	Amount of Beneficial Ownership (Pre-Reverse Split)	Amount of Beneficial Ownership (Post-Reverse Split)	Percent of Beneficial Ownership
Trinad Capital Master Fund, Ltd. (6) Trinad Management, LLC Trinad Capital LP Trinad Advisors GP, LLC Jay A. Wolf	429,750,000	1,432,500	14.3%
Brad Greenspan	229,533,994	765,113	7.6%
Destar LLC (10) 2450 Colorado Avenue, Suite 100, East Tower Santa Monica, California 90404	225,789,000	752,630	7.5%
Europlay Capital Advisors, LLC (11) 15260 Ventura Boulevard, 20th Floor Sherman Oaks, California 91403	217,910,640	726,369	7.3%

* Less than 1%.

(1)	Unless otherwise stated, the address is c/o New Motion, Inc., 42 Corporate Park, Suite 250, Irvine, California 92606.

(2)
Includes 2,745,674 shares (9,152 shares on a post-Reverse Split basis) of Common Stock that may be acquired within 60 days of February 12, 2007 upon the exercise of outstanding warrants and 53,267,045 shares (177,557 shares on a post-Reverse Split basis) of Common Stock that may be acquired within 60 days of February 12, 2007 upon the exercise of outstanding stock options.

(3)
Includes 4,314,631 shares (14,382 shares on a post-Reverse Split basis) of Common Stock that may be acquired within 60 days of February 12, 2007 upon the exercise of outstanding warrants and 106,534,091 shares (355,114 shares on a post-Reverse Split basis) of Common Stock that may be acquired within 60 days of February 12, 2007 upon the exercise of outstanding stock options.

(4)	Includes 14,527,376 shares (48,425 shares on a post-Reverse Split basis) of Common Stock that may be acquired within 60 days of February 12, 2007 upon the exercise of outstanding stock options.

(5)	Includes 13,074,638 shares (43,582 shares on a post-Reverse Split basis) of Common Stock that may be acquired within 60 days of February 12, 2007 upon the exercise of outstanding stock options.

(6)
Includes 69,750,000 shares (232,500 shares on a post-Reverse Split basis) of Common Stock, and 360,000,000 shares (1,200,000 shares on a post-Reverse Split basis) of Common Stock that may be acquired within 60 days of February 12, 2007 upon the conversion of Series A Preferred Stock, owned by Trinad Capital Master Fund, Ltd.

Trinad Management, LLC (as the manager of the Trinad Capital Master Fund, Ltd. and Trinad Capital LP), Robert S. Ellin and Jay A. Wolf (as a Managing Member and Managing Director, respectively of Trinad Advisors GP, LLC and Trinad Management, LLC) may be deemed to be the beneficial owners of these shares.

Trinad Capital LP (as the owner of 90% of the shares of Trinad Capital Master Fund, Ltd.) and Trinad Advisors GP, LLC (as the general partner of Trinad Capital LP), each may be deemed to be the beneficial owner of 90% of the shares of the 1,432,500 shares of the Common Stock (on an as converted basis) held by Trinad Capital Master Fund, Ltd., representing 12.9% of the outstanding Common Stock on an as converted basis. Each of Trinad Capital LP, Trinad Management, LLC and Trinad Advisors GP, LLC disclaim beneficial ownership of the shares of Common Stock directly beneficially owned by Trinad Capital Master Fund, Ltd.

Each of Robert S. Ellin and Jay A. Wolf disclaim beneficial ownership of the shares of Common Stock directly beneficially owned by Trinad Capital Master Fund, Ltd. except to the extent of his pecuniary interests therein. Robert S. Ellin and Jay A. Wolf have shared power to direct the vote and shared power to direct the disposition of these shares.

(7)
Includes 15,000,000 shares (on an as-converted basis) (50,000 shares on a post-Reverse Split and as-converted basis) of Common Stock that may be acquired within 60 days of February 12, 2007 upon the exercise of an outstanding option to purchase 25 shares of Series B Preferred Stock.

(8)
Includes 7,060,305 shares (23,534 shares on a post-Reverse Split basis) of Common Stock that may be acquired within 60 days of February 12, 2007 upon the exercise of outstanding common stock purchase warrants, 15,000,000 shares (on an as-converted basis) (50,000 shares on a post-Reverse Split and as-converted basis) of Common Stock that may be acquired within 60 days of February 12, 2007 upon the exercise of an option to purchase 25 shares of Series B Preferred Stock, and 187,403,151 shares (624,677 shares on a post-Reverse Split basis) of Common Stock that may be acquired within 60 days of February 12, 2007 upon the exercise of outstanding stock options.

(9)	Jeffrey Akres exercises voting and dispositive power over these shares.

(10)
Includes 225,789,000 shares (752,630 shares on a post-Reverse Split basis) of Common Stock that may be acquired within 60 days of February 12, 2007 upon the conversion of 376.315 shares of Series B Preferred Stock. Dave Smith exercises voting and dispositive power over these shares. While Trinad Capital Master Fund, Ltd. has an economic interest in Destar LLC, it has no power to vote or dispose of the shares held by Destar LLC and, accordingly, disclaims beneficial ownership of the shares held by Destar LLC except to the extent of its pecuniary interest therein.

(11)	Joseph M. Miller, one of the Managing Directors of Europlay Capital Advisors, LLC, exercises voting and dispositive power over these shares.

Directors and Executive Officers, Promoters and Control Persons

At the Closing, Robert S. Ellin resigned as our Chief Executive Officer and President, and Jay A. Wolf resigned as our Chief Financial Officer, Chief Operating Officer and Secretary. The following officers were appointed by the newly constituted board of directors:

Name	Age	Position
Burton Katz	35	Chief Executive Officer
Raymond Musci	46	President
Allan Legator	36	Chief Financial Officer and Secretary
Scott Walker	45	Chief Marketing Officer

Burton Katz.  Mr. Katz has served as the Chief Executive Officer of New Motion since September 2006. Mr. Katz has been involved in the mobile industry since its inception. Previously, Mr. Katz was with Buongiorno S.p.A., where he was president of Buongiorno’s North American operations and past executive of its U.K. operations. Mr. Katz oversaw strategic planning and implementation of both Buongiorno’s B2B business and the successful U.S. launch of their consumer brand. Prior to joining Buongiorno in 2001, Mr. Katz was a principal in PriceWaterhouseCooper’s E-Business Division, where he advised global telecom and media clients on pioneering new products and developing digital distribution channels. Mr. Katz holds a masters of business administration degree in marketing and interactive technologies from the University of Southern California.

Raymond Musci. Mr. Musci has served as President and Chief Operating Officer of New Motion since August 2006. Mr. Musci was a consultant to us from January through August 2006 prior to joining the organization. Mr. Musci brings over 25 years of high tech, media, entertainment and consumer product experience to us. Most recently, Mr. Musci was founder and chief executive officer of Bam! Entertainment, Inc., a company he founded in 1999 that published and distributed movie, sports and cartoon video games to a wide range of retailers. Prior to Bam!, Mr. Musci was president and chief executive officer of the U.S. subsidiary of Infograms Entertainment, Inc., now better known as Atari, Inc. In that position, he oversaw all aspects of the company’s North American unit, was responsible for 250 employees, and grew global revenues from $60 million to $300 million, and U.S. revenues from $80 million to $150 million. Before joining Infograms/Atari, Mr. Musci was founder, president and chief executive officer of Ocean Of America, Inc., a publisher and distributor of entertainment software. Founded in 1990, Mr. Musci built the company to annual revenues of $50 million, and sold it to Infograms/Atari in 1996. Mr. Musci holds a degree in criminal justice with a minor in business administration from Western University of Mexico.

Allan Legator. Mr. Legator has served as the Chief Financial Officer of New Motion since March 2005. Mr. Legator began his career in the early 1990s in the biotech area, and then in the audit practice of KPMG Peat Marwick, specializing in the technology sector. In 2000, Mr. Legator was recruited to serve as director of finance for Sega Japan Gaming Division, where he helped to structure the company’s Las Vegas gaming strategy. Sega subsequently named him chief of operations for the newly formed Sega Gaming Technologies. After a brief stint as chief financial officer of BroadSpring, Inc., he joined Scott Walker to launch New Motion in June 2005, where he heads up all financial functions, including business operations and all financial dealings with Mobile Sidewalk’s many partner companies and consumer customers.

Scott Walker. Mr. Walker is currently the Chief Marketing Officer and was the founder of New Motion. Mr. Walker has been a leader in new media and emerging technologies for over two decades. Mr. Walker founded his first company in 1986 — World Travel, which was valued at $15 million when sold. In the mid-1990’s, he founded and built one of the first Internet web hosting companies, NetPage Communications, which he sold in 1997. Subsequently, Mr. Walker headed up Mindset Interactive, Inc., known throughout the industry for its PC planner, which featured brands such as the N.Y. Yankees and various Warner Bros. properties. Prior to taking the helm of the newly formed New Motion and MobileSidewalk™, Mr. Walker was with BroadSpring Inc., a multi-million dollar new media company, which he helped form. Mr. Walker is now dedicated to establishing New Motion and MobileSidewalk as the leading provider of cell phone content in the United States.

At the Closing, the following persons were elected as our Directors:

Name	Age	Position
Burton Katz	35	Director
Raymond Musci	46	Director
Drew Larner	42	Director

Burton Katz. See biographical information provided above.

Raymond Musci. See biographical information provided above.

Drew Larner. Drew Larner is a Managing Director at Europlay Capital Advisors, a Los Angeles-based merchant bank and advisory firm specializing in entertainment, media and technology companies.  Prior to Europlay, Mr. Larner spent over twelve years as an executive in the motion picture industry, most recently as Executive Vice-President at Spyglass Entertainment Group. In that role, he was involved in all operations of Spyglass with specific oversight of business development, international distribution and business and legal affairs.  Prior to Spyglass, Mr. Larner spent a total of five years at Morgan Creek Productions during which time he headed up the business and legal affairs department and then moved on to run Morgan Creek International, the company’s international distribution subsidiary.  Additionally, Mr. Larner spent two years as Vice President/Business Affairs at Twentieth Century Fox.  Mr. Larner began his career as an attorney in the Century City office of O’Melveny & Myers. Mr. Larner currently serves on the Boards of Directors of BroadSpring, Inc., an online search and advertising company, and New Motion, a mobile content company. Mr. Larner graduated with a B.A. from Wesleyan University, after which he earned a J.D. from Columbia Law School.

None of the newly appointed officers or directors, nor any of their affiliates, beneficially owned any equity securities or rights to acquire any securities of MPLC prior to the Closing, and no such persons have been involved in any transaction with MPLC or any of its directors, executive officers or affiliates that is required to be disclosed pursuant to the rules and regulations of the SEC, other than with respect to the transactions that have been described herein. None of the newly appointed officers or directors has had any bankruptcy petition filed by or against any business of which such officer or director was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time. None of the newly appointed officers and directors have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have they been a party to any judicial or administrative proceeding during the past five years, except for matters that were dismissed without sanction or settlement, that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. There are no family relationships among our executive officers and directors.

In addition, Robert S. Ellin, Jerome Chazen and Barry Regenstein will continue as our directors with Robert S. Ellin serving as the Trinad Designate. Biographical information for Messrs Ellin, Chazen and Regenstein follows:

Robert S. Ellin. Robert S. Ellin is a Managing Member of Trinad, which is a hedge fund dedicated to investing in micro-cap public companies, and served as our Chief Executive Officer and President from October 24, 2006 to February 12, 2007. Mr. Ellin has served as one of our directors since October 24, 2006. Mr. Ellin currently sits on the board of Command Security Corporation (CMMD), ProLink Holdings Corporation (PLKH), U.S. Wireless Data, Inc. (USWI) and Mediavest, Inc (MVSI). Prior to joining Trinad Capital LP, Mr. Ellin was the founder and President of Atlantis Equities, Inc., a personal investment company. Founded in 1990, Atlantis has actively managed an investment portfolio of small capitalization public company as well as select private company investments. Mr. Ellin frequently played an active role in Atlantis investee companies including Board representation, management selection, corporate finance and other advisory services. Through Atlantis and related companies Mr. Ellin spearheaded investments into ThQ, Inc. (OTC:THQI), Grand Toys (OTC: GRIN), Forward Industries, Inc. (OTC: FORD) and completed a leveraged buyout of S&S Industries, Inc. where he also served as President from 1996 to 1998. Prior to founding Atlantis Equities, Mr. Ellin worked in Institutional Sales at LF Rothschild and prior to that he was the Manager of Retail Operations at Lombard Securities. Mr. Ellin received a Bachelor of Arts from Pace University.

Barry I. Regenstein. Barry I. Regenstein is the President and Chief Financial Officer of Command Security Corporation and has served as one of our directors since October 24, 2006. Trinad is a significant shareholder of Command Security Corporation and Mr. Regenstein has formerly served as a consultant for Trinad. Mr. Regenstein has over 28 years of experience with 23 years of such experience in the aviation services industry. Mr. Regenstein was formerly Senior Vice President and Chief Financial Officer of Globe Ground North America (previously Hudson General Corporation), and previously served as the Corporation’s Controller and as a Vice President. Prior to joining Hudson General Corporation in 1982, he had been with Coopers & Lybrand in Washington, D.C. since 1978. Mr. Regenstein currently sits of the boards of GTJ Co., Inc., ProLink Corporation (PLKH), U.S. Wireless Data, Inc. (USWI) and Mediavest, Inc. (MVSI). Mr. Regenstein is a Certified Public Accountant and received his Bachelor of Science in Accounting from the University of Maryland and an M.S. in Taxation from Long Island University.

Jerome A. Chazen. Jerome A. Chazen has served as one of our directors since April 2005. Mr. Chazen is also Chairman of Chazen Capital Partners, a private investment company. Prior to Chazen Capital, Mr. Chazen was one of the four founders of Liz Claiborne Inc., where he is also Chairman Emeritus. Mr. Chazen is also the founder and Benefactor of the Jerome A. Chazen Institute of International Business, the focal point of all international programs at Columbia Business School. Mr. Chazen received his Bachelor Degree from the University of Wisconsin and his MBA from Columbia Business School. Mr. Chazen has been a director of Taubman Centers, Inc. since 1992.

DIRECTOR AND OFFICER COMPENSATION

The following table sets forth, as to MPLC’s named executive officers, information concerning all compensation paid to its named executive officers for services rendered during its fiscal years ended July 31, 2006, 2005 and 2004. No other executive officers received salary and bonus in excess of $100,000 for the fiscal years ended July 31, 2006, 2005 and 2004.

Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Isaac Kier (1) President, Secretary, Treasurer and Director	2006 2005 2004	— — —	— — —	— — —	— — —	— — —	— — —	— — —
David Allen (2) President, CEO, CFO and Secretary	2006 2005 2004	— $160,000 $160,000	— $100,000 —	— — —	— — —	— — —	— — —	— — —

(1)	Mr. Kier received no compensation for his services as a director of MPLC. Mr. Kier resigned as a director on January 24, 2007.

(2)	Mr. Allen served as MPLC’s President, Chief Executive Officer, Chief Financial Officer and Secretary and resigned from these positions effective April 26, 2005.

Option/SAR Grants in Last Fiscal Year. MPLC granted no options during the fiscal year ended July 31, 2006. Pursuant to an order from the Bankruptcy Court, all outstanding options were repurchased by MPLC for $0.01 per share and cancelled. Accordingly, MPLC has no options outstanding as of the date hereof.

Aggregated Options/SARs Exercised in Last Fiscal Year and Fiscal Year-End Option/SAR Values. No executive officers exercised options during the fiscal year ended July 31, 2006. There are no outstanding options as of the date hereof.

Employment Contracts with Executive Officers. MPLC was party to an employment agreement with Mr. Allen. Mr. Allen voluntarily terminated his employment agreement on April 26, 2005 and MPLC has no obligation remaining under such agreement.

Director Compensation. MPLC did not pay any compensation to any of its directors in fiscal 2006, 2005 or 2004.

NEW DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth, as to our new named executive officers, information concerning all compensation paid to such named executive officers for services rendered to New Motion during the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Burton Katz Chief Executive Officer(2)	2006	87,151	50,000	470,000	—	607,151
Raymond Musci President and Chief Operating Officer(3)	2006	307,500	—	—	—	307,500
Allan Legator Chief Financial Officer and Secretary(4)	2006	175,833	34,220	—	21,835	231,888
Scott Walker Senior Vice President of Marketing(5)	2006	213,541	164,408	—	33,839	411,788
Shane Maidy Senior Vice President of Licensing(6)	2006	139,607	34,220	—	10,420	184,247

(1) Assumptions relating to the estimated fair value of these stock options, which we are accounting for in accordance with SFAS 123(R) are as follows: risk-free interest rate of 5%; expected dividend yield zero percent; expected option life of seven years; and current volatility of 86%.

(2) Mr. Katz became New Motion’s Chief Executive Officer on August 28, 2006. Mr. Katz is subject to an employment agreement the terms of which are described hereafter. Mr. Katz was granted an option to purchase 250,000 shares of the common stock of New Motion at a per share exercise price of $3.40. Subsequent to the Exchange, this option entitles Mr. Katz to purchase 363,185 shares of Common Stock at a per share exercise price of $2.34.

(3) Mr. Musci became New Motion’s President and Chief Operating Officer on August 3, 2006. The compensation information reported for Mr. Musci was all paid to Mr. Musci as a consultant. Mr. Musci is not an employee of New Motion.

(4) Mr. Legator became New Motion’s Chief Financial Officer on March 21, 2005 and became New Motion’s Secretary on January 26, 2007. Mr. Legator is subject to an employment agreement the terms of which are described hereafter.

(5) Mr. Walker served as New Motion’s Chief Executive Officer from March 21, 2005 through August 28, 2006, and has served as New Motion’s Senior Vice President of Marketing since August 28, 2006. Mr. Walker is subject to an employment agreement the terms of which are described hereafter.

(6) Mr. Maidy became New Motion’s Senior Vice President of Licensing on October 1, 2005. Mr. Maidy is subject to an employment agreement the terms of which are described hereafter.

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information regarding outstanding options held by our new named executive officers as of the end of New Motion’s fiscal year ending December 31, 2006. The information below assumes that New Motion’s named executive officers were entitled to purchase shares of Common Stock as of December 31, 2006, and reflects per share exercise prices on a post-Reverse Split basis.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Burton Katz	—		363,185	(1)	$2.34	8/2/16
Raymond Musci	—		—		—	—
Allan Legator	145,274	(2)	145,274	(2)	$0.48	5/31/15
Scott Walker	290,548	(3)	290,548	(3)	$0.53	5/31/10
Shane Maidy	38,740	(4)	48,425	(4)	$0.48	7/31/15

(1)
On August 3, 2006, Mr. Katz was granted an option to purchase 250,000 shares of the common stock of New Motion at a per share exercise price of $3.40. Subsequent to the Exchange, this option entitles Mr. Katz to purchase 363,185 shares of Common Stock at a per share exercise price of $2.34. This option vests as follows: 33.3% of the shares subject to the option vests on August 1, 2007, and the remaining 66.7% of the shares subject to the option vest monthly over the next 24 months thereafter.

(2)
On June 1, 2005, Mr. Legator was granted an option to purchase 200,000 shares of the common stock of New Motion at a per share exercise price of $0.70. Subsequent to the Exchange, this option entitles Mr. Legator to purchase 290,548 shares of Common Stock at a per share exercise price of $0.48. This option vests as follows: 33.3% of the shares subject to the option vested on June 1, 2006, and the remaining 66.7% of the shares subject to the option vest monthly over the next 24 months thereafter.

(3)
On June 1, 2005, Mr. Walker was granted an option to purchase 400,000 shares of the common stock of New Motion at a per share exercise price of $0.77. Subsequent to the Exchange, this option entitles Mr. Walker to purchase 581,096 shares of Common Stock at a per share exercise price of $0.53. This option vests as follows: 33.3% of the shares subject to the option vested on June 1, 2006, and the remaining 66.7% of the shares subject to the option vest monthly over the next 24 months thereafter.

(4)
On August 1, 2005, Mr. Maidy was granted an option to purchase 60,000 shares of the common stock of New Motion at a per share exercise price of $0.70. Subsequent to the Exchange, this option entitles Mr. Maidy to purchase 87,165 shares of Common Stock at a per share exercise price of $0.48. This option vests as follows: 33.3% of the shares subject to the option vested on August 1, 2006, and the remaining 66.7% of the shares subject to the option vest monthly over the next 24 months thereafter.

All agreements with our new named executive officers that provide for payments to such named executive officers at, following or in connection with the resignation, retirement or other termination of such named executive officers, or a change in control of our company or a change in the responsibilities of such named executive officers following a change in control are set forth in the description of the employment agreements below.

Director Compensation and Independence

Our non-employee directors do not receive compensation for their services but are reimbursed for travel expenses associated with attendance at meetings of our board of directors. There were no reimbursements for travel expenses for the fiscal year ended December 31, 2006. We do not have a separately designated audit, compensation or nominating committee of our board of directors. We are not a “listed company” under SEC rules and are therefore not required to have separate committees comprised of independent directors. We have, however, determined that Drew Larner is “independent” as that term is defined in Section 4200 of the Marketplace Rules as required by the NASDAQ Stock Market.

Equity Compensation Plan Information

The following table sets forth information concerning our equity compensation plans as of December 31, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,349,593	$0.50	103,145
Equity compensation plans not approved by security holders	363,185	2.34	—
Total	1,712,778	$0.89	103,145

Equity Compensation Plans Not Approved by Security Holders

On August 3, 2006, Burton Katz was granted an option to purchase 250,000 shares of Common Stock of New Motion at a per share exercise price of $3.40. Subsequent to the Exchange, this option entitles Mr. Katz to purchase 363,185 shares of Common Stock at a per share exercise price of $2.34. This option vests as follows: 33.3% of the shares subject to the option vest on August 1, 2007 and the remaining 66.7% of the shares subject to the option vest monthly over the next 24 months thereafter.

Employment Contracts

Burton Katz is party to an Employment Agreement dated August 28, 2006 with New Motion. Mr. Katz’s Employment Agreement has a term of three years which term may be extended through December 31, 2009. Mr. Katz’s Employment Agreement provides for an annual base salary of $300,000 with a guaranteed increase of at least 5% after each 12-month period during the term, and also provides for an advance of $30,000 for relocation expenses which amount (or a portion thereof) must be repaid by Mr. Katz in the event that Mr. Katz does not remain employed with the Company through the entire initial term of the Employment Agreement and all amounts owed to Mr. Katz upon his cessation of service do not exceed the amount of the advance. Mr. Katz’s Employment Agreement also provides that Mr. Katz will be eligible for a bonus of up to 30% (but no less than $50,000) of the amount set aside by New Motion, based on its earnings before interest and taxes, for payment to executives. Mr. Katz is also entitled to receive an allowance of $1,000 per month for costs associated with the lease or purchase, maintenance and insurance of an automobile, and an additional allowance of $300 per month for costs associated with the use of cellular equipment and mobile communication service or subscription fees. Upon the termination of Mr. Katz’ employment with New Motion for good reason or without cause, Mr. Katz is entitled to receive the base salary that would have been paid to Mr. Katz from the date of termination of his service through the expiration of his Employment Agreement, continued healthcare coverage for the same period, and a pro-rated portion of any bonus that would have been earned by Mr. Katz during the fiscal year in which his employment terminated. Mr. Katz has agreed not to solicit New Motion’s customers, suppliers, employees or licensors for a period terminating on the earlier of two years after the termination of Mr. Katz employment with New Motion or June 30, 2011. Mr. Katz’s Employment Agreement also provides for the arbitration of disputes.

Raymond Musci is not an employee of New Motion. Mr. Musci is party to a Contractor Agreement dated January 11, 2006 with New Motion. While Mr. Musci’s Contractor Agreement terminated on December 11, 2006, New Motion and Mr. Musci continue to view the Contractor Agreement as the document governing the parties’ relationship. Under the terms of the Contractor Agreement, Mr. Musci is entitled to receive a fee of $30,000 per month for services rendered under the Contractor Agreement.

Allan Legator is party to an Employment Agreement dated October 1, 2005 with New Motion. Mr. Legator’s Employment Agreement terminates on June 1, 2008. In the current year, Mr. Legator’s base salary is $185,000, which will increase to $205,000 on June 1, 2007. Mr. Legator’s Employment Agreement also provides that Mr. Legator will be eligible to receive an annual bonus of up to $120,000 based on an accrual of 1% of each calendar month’s net profits as determined in accordance with generally accepted accounting principals. Mr. Legator is also entitled to reimbursement for costs associated with the lease or purchase, maintenance and insurance of an automobile in an amount of up to $800 per month, and reimbursement of an additional amount of up to $300 per month for costs associated with the use of cellular equipment and mobile communication service or subscription fees. Upon the termination of Mr. Legator’s employment with New Motion without cause, Mr. Legator is entitled to receive the base salary and the bonus that would have been paid to Mr. Legator from the date of termination of his service through the expiration of the initial term of his Employment Agreement. After the expiration of his Employment Agreement, upon the termination of Mr. Legator’s employment with New Motion without cause, Mr. Legator is entitled to receive one month’s pay at Mr. Legator’s then current base salary. Mr. Legator’s Employment Agreement also provides for the arbitration of disputes.

Shane Maidy is party to an Employment Agreement dated October 1, 2005 with New Motion. Mr. Maidy’s Employment Agreement terminates on August 25, 2007. In the current year, Mr. Maidy’s base salary is $160,000. Mr. Maidy’s Employment Agreement also provides that Mr. Maidy will be eligible to receive an annual bonus of up to $120,000 based on an accrual of 1% of each calendar month’s net profits as determined in accordance with generally accepted accounting principals. Mr. Maidy is also eligible to receive a bonus equal to 1% of the monthly net profits of New Motion’s licensing division. Mr. Maidy is also entitled to receive commissions according to the terms set forth under his Employment Agreement. Pursuant to the terms of his Employment Agreement, Mr. Maidy is entitled to reimbursement for costs associated with the lease or purchase, maintenance and insurance of an automobile in an amount of up to $800 per month, and reimbursement of an additional amount of up to $300 per month for costs associated with the use of cellular equipment and mobile communication service or subscription fees. Upon the termination of Mr. Maidy’s employment with New Motion without cause, Mr. Maidy is entitled to receive the base salary, bonus and commissions that would have been paid to Mr. Maidy from the date of termination of his service through the expiration of the initial term of his Employment Agreement. After the expiration of his Employment Agreement, upon the termination of Mr. Maidy’s employment with New Motion without cause, Mr. Maidy is entitled to receive one month’s pay at Mr. Maidy’s then current base salary. Mr. Maidy’s Employment Agreement also provides for the arbitration of disputes.

Scott Walker is party to an Employment Agreement dated October 1, 2005 with New Motion. Mr. Walker’s Employment Agreement terminates on June 1, 2008. In the current year, Mr. Walker base salary is $225,000, which will increase to $250,000 on June 1, 2007. Mr. Walker’s Employment Agreement also provides that Mr. Walker will be eligible to receive an annual bonus based on an accrual of 5% of each calendar month’s profits (before taxes but after deduction of the bonuses payable to other executives of New Motion) as determined in accordance with generally accepted accounting principals. Mr. Walker is also entitled to reimbursement for costs associated with the lease or purchase, maintenance and insurance of an automobile in an amount of up to $1,200 per month, and reimbursement of an additional amount of up to $300 per month for costs associated with use of cellular equipment and mobile communication service or subscription fees. Upon the termination of Mr. Walker’s employment with New Motion without cause, Mr. Walker is entitled to receive the base salary and the bonus that would have been paid to Mr. Walker from the date of termination of his service through the expiration of the initial term of his Employment Agreement. After the expiration of his Employment Agreement, upon the termination of Mr. Walker’s employment with New Motion without cause, Mr. Walker is entitled to receive one month’s pay at Mr. Walker’s then current base salary. Mr. Walker’s Employment Agreement also provides for the arbitration of disputes.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Delaware General Corporation Law and certain provisions of our bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the board of directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future or pursuant to a vote of stockholders or directors. The statutory provision cited above also grants the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Certain Relationships and Related Transactions.

MPLC

There have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of the outstanding Common Stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest except as noted below.

On February 12, 2007, MPLC consummated the transactions contemplated under the Series B Purchase Agreement with the Series B Investors. Trinad has an economic interest in Destar LLC, one of the Series B Investors who purchased 376.315 shares of Series B Preferred Stock with an aggregate purchase price of $3,763,151.50. Trinad has no power to vote or dispose of such shares and, accordingly, disclaims beneficial ownership of the shares held by Destar LLC.

On January 24, 2007, MPLC entered into a Series A Convertible Preferred Stock Purchase Agreement with Trinad Capital Master Fund, Ltd., MPLC’s controlling shareholder, pursuant to which MPLC agreed to sell to Trinad in a private offering one (1) share of its Series A Convertible Preferred Stock, par value $0.10 per share, for an aggregate purchase price of three million five hundred thousand dollars ($3,500,000).

In addition, pursuant to a Registration Rights Agreement with Trinad, dated as of January 24, 2007, MPLC granted Trinad certain registration rights with respect to all of the shares of Common Stock owned by Trinad, including the Common Stock underlying the Series A Preferred Stock sold in the offering. If, at any time after the date of the Series A Convertible Preferred Stock Purchase Agreement, MPLC proposes to file a Registration Statement with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, MPLC is required to offer to Trinad the opportunity to register its shares of MPLC’s stock. Trinad may, additionally, at any time and from time to time after the first anniversary of the date of the Series A Convertible Preferred Stock Purchase Agreement, request in writing that MPLC register the resale of any or all of such registrable securities on Form S-3 or any similar short-form registration, but MPLC is not obligated to effect such request through an underwritten offering.

On October 24, 2006, MPLC and certain of its stockholders entered into a Common Stock Purchase Agreement with Trinad, pursuant to which we have agreed to redeem 23,448,870 shares of Common Stock from the stockholders and sell an aggregate of 69,750,000 shares of our Common Stock, representing 93% of our issued and outstanding shares of Common Stock on the closing date, to Trinad in a private placement transaction for aggregate gross proceeds to us of $750,000, $547,720 of which was used for the redemption described below, and $202,280 was used to pay all loans to MPLC from Isaac Kier, a director and the former president, treasurer and secretary of MPLC.

Simultaneously with the sale of shares of Common Stock to Trinad, MPLC redeemed 23,448,870 shares of Common Stock from certain stockholders of MPLC for a purchase price of $547,720. In addition, following closing, Isaac Kier or First Americas Management LLC, an affiliate of Mr. Kier, was no longer obligated to provide office space or services to MPLC.

On April 26, 2005, MPLC issued 25,828,983 restricted shares of its common stock to First Americas in exchange for $75,000 in cash. See Item 5, “Recent Sales of Unregistered Securities.” Mr. Kier, director of MPLC, is the sole member of First Americas. First Americas subsequently distributed shares to Mr. Kier who sold shares to Mr. Chazen, Mr. Banon and two other individuals.

In February 2005, MPLC paid David Allen, a former officer and director of MPLC, a $100,000 bonus for continuing with MPLC during bankruptcy proceedings. This payment was approved by the Bankruptcy Court.

Pursuant to her employment agreement, which has since been cancelled, Jean Reynolds, a former officer of MPLC, received $80,000 in severance pay during August 2004.

New Motion

New Motion had Secured Convertible Promissory Notes outstanding in the principal amounts of $15,000, $100,000 and $50,000 which were issued to Scott Walker, its Chief Executive Officer and President, on June 10, 2005, August 2, 2005, and August 24, 2005, respectively. In addition, the company had Secured Convertible Notes in the principal amounts of $35,000, $50,000 and $20,000 which were issued to SGE, a corporation owned by Allan Legator, the company’s Chief Financial Officer and Secretary, on June 10, 2005, August 2, 2005, and August 24, 2005, respectively. The notes are convertible into securities issued in the next financing resulting in gross proceeds of at least $500,000 (“Qualified Financing”) at 80% of per share price in Qualified Financing. Pursuant to the terms of the Secured Convertible Notes, each of Scott Walker and SGE were granted a right to receive a warrant to purchase that number of shares in a Qualified Financing equal to 30% of the shares purchasable by the principal amount of the Convertible Notes held by each of Walker and SGE issuable upon consummation of Qualified Financing. All notes referenced above were paid in full with interest according to the terms of the notes by September 2006.

Burton Katz is party to an Employment Agreement with New Motion dated August 28, 2006. The terms of Mr. Katz’s Employment Agreement have been previously disclosed. Mr. Katz received compensation in the amount of $137,151 in fiscal 2006 pursuant to the terms of his Employment Agreement.

Raymond Musci is party to a Contractor Agreement with New Motion dated January 11, 2006. The terms of Mr. Musci’s Contractor Agreement have been previously disclosed. Mr. Musci received a fee of $307,500 under the terms of the Contractor Agreement during fiscal 2006.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004.

Listing

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “MPNC.OB.”

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

As of February 12, 2007, the closing price of our Common Stock was $0.07.

Common Stock

Our Common Stock is quoted on the OTC Bulletin Board under the symbol “MPNC.OB.” The following table sets forth, for the periods indicated, which are the only periods for which information is available, the high and low bid information for Common Stock, on a pre-Reverse Split basis, as determined from sporadic quotations on the OTC Bulletin Board. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low
Fiscal Year Ended July 31, 2006
First Quarter	$0.45	$0.35
Second Quarter	$0.51	$0.02
Third Quarter	$0.05	$0.04
Fourth Quarter	$0.05	$0.04

On February 12, 2007, the closing sales price of Common Stock as reported on the OTC Bulletin Board was $0.07 per share. As of February 1, 2007, there were approximately 34 record holders of Common Stock.

Dividends

We have never paid dividends on our common stock. We intend to retain our future earnings to re-invest in our ongoing business.

Preferred Stock

Each share of Series A Preferred Stock will be automatically converted into 360,000,000 shares (1,200,000 shares on a post-Reverse Split basis) of common stock without any further action by the holder of such share, whether or not the certificates representing such shares are surrendered, immediately upon the availability of a sufficient number of authorized shares of Common Stock to permit the conversion of the shares of Series A Preferred Stock into shares of Common Stock. The holder of Series A Preferred Stock is entitled to dividends in the event that we pay a dividend on our outstanding shares of Common Stock, which dividends would be paid on an as-converted-to-Common Stock basis.

Each share of Series B Preferred Stock will be automatically converted into 600,000 shares (2,000 shares on a post-Reverse Split basis) of common stock without any further action by the holder of such share, whether or not the certificates representing such shares are surrendered, immediately upon the availability of a sufficient number of authorized shares of Common Stock to permit the conversion of the shares of Series B Preferred Stock into shares of Common Stock. The holders of Series B Preferred Stock are entitled to dividends in the event that we pay a dividend on our outstanding shares of Common Stock, which dividends would be paid pro-rata, on an as-converted-to-Common Stock basis.

Each share of Series C Preferred Stock will be automatically converted into approximately 4,358.21 shares (14.527 shares on a post-Reverse Split basis) of common stock without any further action by the holder of such share, whether or not the certificates representing such shares are surrendered, immediately upon the availability of a sufficient number of authorized shares of Common Stock to permit the conversion of the shares of Series B Preferred Stock into shares of Common Stock. The holders of Series C Preferred Stock are entitled to dividends in the event that we pay a dividend on our outstanding shares of Common Stock, which dividend would be paid pro-rata on an as-converted-to-Common Stock basis.

The holders of Preferred Stock are entitled to vote or render written consents together with the holders of Common Stock, and any other class or series of capital stock of the corporation entitled to vote together with the holders of Common Stock, as a single class on all matters submitted for a vote (or written consents in lieu of a vote) of holders of Common Stock, and are entitled to other voting rights as are specified in the Delaware General Corporation Law, our restated certificate of incorporation, as amended, and the applicable certificate of designation.

On all matters as to which shares of Common Stock or Preferred Stock are entitled to vote or consent, each share of Preferred Stock entitles its holder to the number of votes that the Common Stock into which it is convertible would have if such share of Preferred Stock had been so converted into Common Stock as of the record date established, or if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. The holders of Preferred Stock are entitled to receive notice of any stockholders’ meeting in accordance with our restated certificate of incorporation, as amended, and bylaws.

In the event of any liquidation, dissolution, or winding up of the Company, or in the event of its insolvency, and after provision for payment of all debts and liabilities of the Company in accordance with law, any remaining assets of the Company shall be distributed pro rata to the holders of Common Stock and the holders of Preferred Stock on an as-converted-to-Common Stock basis.

Options

Immediately prior to the Closing, we had an outstanding option to purchase 25 shares of Series B Preferred Stock at an exercise price of $10,000 per share, which will expire on December 31, 2008. Upon the effectiveness of the Mandatory Conversion and Reverse Split, the holder of this option will be entitled to purchase 50,000 shares of Common Stock at an exercise price of $5.00 per share.

As of the Closing, the outstanding New Motion options we assumed in the Exchange became exercisable to purchase shares of Common Stock (on a post-Reverse Split basis) as follows:

•	581,095 shares at an exercise price of $0.53 per share, which will expire on June 1, 2010;

•	761,235 shares at an exercise price of $0.48 per share, which will expire between June 1, 2015 and December 12, 2015; and

•	370,448 shares at an exercise price of $2.34 per share, which will expire on August 3, 2016.

Warrants

We had no outstanding warrants immediately prior to the Closing. As of the Closing, the outstanding New Motion warrants we assumed in the Exchange became exercisable to purchase 23,534 shares of Common Stock (on a post-Reverse Split basis) at an exercise price of $3.44 per share.

Recent Sales of Unregistered Securities

MPLC

On February 12, 2007, we issued 500,000 Series C Preferred Shares to the Stockholders in consideration of the exchange of all of the Shares of New Motion. On February 12, 2007, we also issued 650 Series B Preferred Shares to the Series B Investors in consideration of the receipt of aggregate gross proceeds of $6,500,000. Each Stockholder or Series B Investor was either an accredited investor or was a sophisticated investor (either on its own or through its financial advisors) with sufficient access to information about us to make an informed investment decision. As a result, no general solicitation or advertising was used in connection with the sales. In making the sales without registration under the Securities Act, we relied upon one or more of the exemptions from registration contained in Section 4(2) of the Securities Act.

New Motion

In May 2005, New Motion issued an aggregate of 5,000,000 shares of its common stock (7,263,688 shares of Common Stock on a post-Reverse Split basis) in connection with the capitalization of the company by its stockholders in the amount of $100,000.

New Motion had Secured Convertible Promissory Notes outstanding in the principal amounts of $15,000, $100,000 and $50,000 which were issued to Scott Walker, then its Chief Executive Officer and President and our current Chief Marketing Officer, on June 10, 2005, August 2, 2005, and August 24, 2005, respectively. In addition, New Motion had Secured Convertible Notes in the principal amounts of $35,000, $50,000 and $20,000 which were issued to SGE, a corporation owned by Allan Legator, then its Chief Financial Officer and Secretary and our current Chief Financial Officer and Secretary, on June 10, 2005, August 2, 2005, and August 24, 2005, respectively. The notes were convertible into securities issued in the next financing resulting in gross proceeds of at least $500,000 (“Qualified Financing”) at 80% of the per share price in the Qualified Financing. Pursuant to the terms of the Secured Convertible Notes, each of Scott Walker and SGE were granted a right to receive a warrant to purchase that number of shares in the Qualified Financing equal to 30% of the shares purchasable by the principal amount of the Convertible Notes held by each of Scott Walker and SGE issuable upon consummation of the Qualified Financing. On January 26, 2007, New Motion agreed with each of Scott Walker and SGE that the warrants would entitle Scott Walker to purchase 9,900 shares of New Motion’s common stock at an exercise price of $5.00 per share and SGE to purchase 6,300 shares of New Motion’s common stock at an exercise price of $5.00 per share. After the Exchange and the assumption of the warrants, Scott Walker’s warrant now entitles him to purchase 14,384 shares of Common Stock (on a post-Reverse Split basis) at an exercise price of $3.44 per share and SGE’s warrant now entitles SGE to purchase 9,153 shares of Common Stock (on a post-Reverse Split basis) at an exercise price of $3.44 per share. All notes referenced above were paid in full with interest according to the terms of such notes by September 2006.

In connection with the above stock issuances, New Motion did not pay any underwriting discounts or commissions. None of the sales of securities described or referred to above was registered under the Securities Act of 1933, as amended (the “Securities Act”). Each of the purchasers fell into one or more of the categories that follow: one of New Motion’s existing stockholders, one of New Motion’s creditors, one of New Motion’s current or former officers or directors, one of New Motion’s service providers, or an accredited investor with whom New Motion or one of its affiliates had a prior business relationship. As a result, no general solicitation or advertising was used in connection with the sales. In making the sales without registration under the Securities Act, New Motion’s relied upon one or more of the exemptions from registration contained in Sections 4(2) of the Securities Act, and in Regulation D promulgated under the Securities Act.

Change in Fiscal Year

At the Closing of the Exchange and in accordance with our bylaws, our board of directors approved a change in our fiscal year end from July 31 to December 31. Because the Exchange was accounted for as a reverse acquisition and we are adopting the fiscal year of the accounting acquirer, New Motion, no transition report is necessary and we will begin to file reports based on the reporting periods for a fiscal year ending December 31, commencing with the annual report on Form 10-KSB for the fiscal year ended December 31, 2006.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

The audited financial statements of New Motion for the period from February 23, 2004 (inception) through December 31, 2004 and the fiscal year ended December 31, 2005 are incorporated herein by reference to Exhibit 99.2 to this Current Report. The unaudited financial statements of New Motion for the quarterly period ended September 30, 2006 are incorporated herein by reference to Exhibit 99.2 to this Current Report.

(b)	Pro forma financial information.

MPLC acquired New Motion in an exchange transaction in which all of the issued and outstanding securities of New Motion were contributed to MPLC in exchange for securities of MPLC. Immediately prior to the Exchange on February 12, 2007, the Registrant had no material operations, assets, or liabilities. Accordingly, for all meaningful purposes the Audited Financial Statements for New Motion which are filed with this Current Report on Form 8-K comprise the Registrant’s pro forma financials as well. Preparation of unaudited pro forma financials other than the Financial Statements filed herewith would have imposed a substantial burden upon the Registrant as the surviving entity at this time without any meaningful additional disclosure.

(c)	Shell company transactions.

Reference is made to the disclosure set forth under Item 9.01(a) and 9.01(b) of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

(d)	Exhibits.

See attached Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MPLC, Inc.

Date: February 13, 2007	By:	/s/ Burton Katz
Burton Katz Chief Executive Officer

EXHIBIT INDEX
Exhibit Number	Description of Exhibits
2.1	Plan of Reorganization dated January 25, 2005. Incorporated by reference to Exhibit 2.1 to the Registrant’s Form 10-SB (File No. 000-51353) filed with the Commission on June 10, 2005.

2.2	Order Confirming Plan of Reorganization dated January 25, 2005. Incorporated by reference to Exhibit 2.2 to the Registrant’s Form 10-SB (File No. 000-51353) filed with the Commission on June 10, 2005.

2.3
Exchange Agreement dated January 31, 2007, among MPLC, Inc., New Motion, Inc., the Stockholders of New Motion, Inc. and Trinad Capital Master Fund, Ltd. Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K (File No. 000-51353) filed with the Commission on February 1, 2007.

3.1.1	Restated Certificate of Incorporation. Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-SB (File No. 000-51353) filed with the Commission on June 10, 2005.

3.1.2
Certificate of Amendment to the Restated Certificate of Incorporation, dated October 12, 2004. Incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-SB (File No. 000-51353) filed with the Commission on June 10, 2005

3.1.3
Certificate of Amendment to the Restated Certificate of Incorporation, dated April 8, 2005. Incorporated by reference to Exhibit 3.3 to the Registrant’s Form 10-SB (File No. 000-51353) filed with the Commission on June 10, 2005

3.1.4
Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock. Incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K (File No. 000-51353) filed with the Commission on January 26, 2007.

3.1.5
Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock. Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K (File No. 000-51353) filed with the Commission on February 1, 2007.

3.1.6	Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Stock.

3.2	Bylaws. Incorporated by reference to Exhibit 3.4 to the Registrant’s Form 10-SB (File No. 000-51353) filed with the Commission on June 10, 2005.

4.1.1	Restated Certificate of Incorporation. Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-SB (File No. 000-51353) filed with the Commission on June 10, 2005.

4.1.2
Certificate of Amendment to the Restated Certificate of Incorporation, dated October 12, 2004. Incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-SB (File No. 000-51353) filed with the Commission on June 10, 2005

4.1.3
Certificate of Amendment to the Restated Certificate of Incorporation, dated April 8, 2005. Incorporated by reference to Exhibit 3.3 to the Registrant’s Form 10-SB (File No. 000-51353) filed with the Commission on June 10, 2005

4.1.4
Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock. Incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K (File No. 000-51353) filed with the Commission on January 26, 2007.

4.1.5
Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock. Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K (File No. 000-51353) filed with the Commission on February 1, 2007.

4.1.6	Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Stock. (Included as Exhibit 3.1.6 to the Current Report on Form 8-K)

4.2	Bylaws. Incorporated by reference to Exhibit 3.4 to the Registrant’s Form 10-SB (File No. 000-51353) filed with the Commission on June 10, 2005.

4.3	2005 Stock Incentive Plan.

4.4	Form of Stock Option Agreement.

10.1	Master SMS Services Agreement dated April 19, 2005, between New Motion, Inc. and Mobile Messenger Pty Ltd.

10.2	Addendum dated April 28, 2005 to Master SMS Services Agreement dated April 19, 2005, between New Motion, Inc. and Mobile Messenger Pty Ltd.

10.3
Amendment to Mobile Gateway Agreement dated July 1, 2005, between New Motion, Inc. and Mobile Messenger Australia Pty Ltd. This amendment is an addendum to the Master SMS Services Agreement dated April 19, 2005, between New Motion, Inc. and Mobile Messenger Pty Ltd.

10.4	Standard Multi-Tenant Office Lease dated July 6, 2005, between New Motion, Inc. and Dolphinshire, L.P.

10.5	Software Development and Consulting Agreement dated July 19, 2005, between New Motion, Inc. and e4site, Inc. d/b/a Visionaire.

10.6	Engagement Letter dated August 2, 2005 and amended January 10, 2006, between New Motion, Inc. and Anest Financial Solutions.

10.7	Master Equipment Lease Schedule dated August 5, 2005, between New Motion, Inc. and VAResources, Inc.

10.8	Premium Service Agreement dated September 1, 2005, between New Motion, Inc. and Mobile Messenger Australia Pty Ltd.

10.9	Executive Employment Agreement dated October 1, 2005, between New Motion, Inc. and Allan Legator.

10.10	Executive Employment Agreement dated October 1, 2005, between New Motion, Inc. and Scott Walker.

10.11	Executive Employment Agreement dated October 1, 2005, between New Motion, Inc. and Shane Maidy.

10.12	Employment Agreement dated October 1, 2005, between New Motion, Inc. and Brian Singleton.

10.13	Letter Agreement dated October 20, 2005, between New Motion, Inc. and The Strickholm Company.

10.14	License Agreement dated December 1, 2005, between New Motion, Inc. and Jaytu Technologies, LLC dba SigAlert.com.

10.15	Master Agreement for Products and Services dated December 29, 2005, between New Motion, Inc. and GoldPocket Wireless, Inc.

10.16	Marketing Agreement dated January 10, 2006, between New Motion, Inc. and Buongiorno USA, Inc.

10.17	Contractor Agreement dated January 11, 2006, between New Motion, Inc. and Raymond Musci.

10.18	US Premium Master Service Agreement dated January 17, 2006, between New Motion, Inc. and Mobile Messenger Americas Pty Ltd.

10.19	Addendum dated January 17, 2006 to US Premium Master Service Agreement dated January 17, 2006, between New Motion, Inc. and Mobile Messenger Americas Pty Ltd.

10.20	Addendum dated January 18, 2006 to US Premium Master Service Agreement dated January 17, 2006, between New Motion, Inc. and Mobile Messenger Americas Pty Ltd.

10.21	Sublease Agreement dated July 12, 2006, between New Motion, Inc. and Aeronet Worldwide.

10.22	Engagement Letter dated August 4, 2006, between New Motion, Inc. and Sanders Morris Harris Inc.

10.23	Executive Employment Agreement dated August 28, 2006, between New Motion, Inc. and Burton Katz.

10.24	Employment Agreement dated October 24, 2006, between New Motion, Inc. and Derrin Griffiths.

10.25
Common Stock Purchase Agreement, dated October 24, 2006, among the Registrant, Trinad Capital Master Fund, Ltd., Isaac Kier, Jerome A. Chazen, Sid Banon, Lawrence S. Coben and Ralph Kier. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 000-51353) filed with the Commission on October 30, 2006.

10.26	Executive Employment Agreement dated October 28, 2006, between New Motion, Inc. and Zach Greenberger.

10.27	Employment Agreement dated October 31, 2006, between New Motion, Inc. and Farlan Dowell.

10.28	Asset Purchase Agreement dated January 19, 2007, between New Motion, Inc. and Index Visual & Games Ltd.

10.29	Secured Convertible Promissory Note issued on January 19, 2007 by New Motion in favor of Index Visual & Games Ltd.

10.30	SMS Connectivity Agreement dated January 8, 2004, between Mobliss, Inc. and Cingular Wireless LLC, assigned to New Motion, Inc. on January 19, 2007.

10.31	Heads of Agreement dated January 19, 2007, between New Motion, Inc. and Index Visual & Games Ltd.

10.32
Series A Convertible Preferred Stock Purchase Agreement dated January 24, 2007, between the Registrant and Trinad Capital Master Fund, Ltd. Incorporated by reference to Exhibit 99.1 to the Resigstrant’s Current Report on Form 8-K (File No. 000-51353) filed with the Commissioner on January 26, 2007.

10.33
Series B Convertible Preferred Stock Purchase Agreement dated January 30, 2007, among the Registrant, Watchung Road Associates, L.P., Lyrical Opportunity Partners II LP, Lyrical Opportunity Partners II Ltd. and Destar LLC.

10.34	Voting Agreement dated February 12, 2007 among Trinad Capital Master Fund, Ltd., Raymond Musci, MPLC Holdings, LLC, Europlay Capital Advisors, LLC and Scott Walker.

99.1	Press Release issued by MPLC, Inc. dated February 13, 2007

99.2
Consolidated financial statements of New Motion, Inc. for the period from February 23, 2004 (inception) through December 31, 2004 and the fiscal year ended December 31, 2005, and unaudited consolidated financial statements for the nine-month periods ended September 30, 2006 and 2005.